Exhibit 10.37

2020 FIFTH AVENUE

LEASE AGREEMENT

Between

2020 FIFTH AVENUE LLC

as Landlord

and

SWITCH & DATA WA ONE LLC

as Tenant

Dated

October 13, 2011

TABLE OF CONTENTS

1.	LEASE OF TENANT SPACE	14

2.	TERM	14

3.	BASE RENT AND OTHER CHARGES; SECURITY DEPOSIT	15

4.	TAXES – EQUIPMENT; TAXES - OTHER	18

5.	PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; HAZARDOUS MATERIALS	19

6.	UTILITIES - ALLOCATION AND CONNECTIVITY; PAYMENTS AND INTERRUPTIONS	20

7.	MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY	22

8.	CASUALTY EVENTS; TAKINGS	26

9.	INSURANCE	28

10.	TRANSFERS	28

11.	ESTOPPEL CERTIFICATES	31

12.	SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS	31

13.	SURRENDER OF TENANT SPACE; HOLDING OVER	32

14.	WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS	33

15.	TENANT DEFAULT	35

16.	LANDLORD’S LIABILITY	37

17.	TENANT’S SECURITY	38

18.	MISCELLANEOUS	38

EXHIBITS:

EXHIBIT A – LEGAL DESCRIPTION

EXHIBIT B – SITE PLAN

EXHIBIT C – FLOOR PLANS

EXHIBIT D – PEDESTRIAN ACCESS AND CONDUITS TO WESTIN BUILDING

EXHIBIT E – AGREEMENT FOR PROJECT WORK

Exhibit E-1	SCHEDULE OF CRITICAL DATES
Exhibit E-2	BASIS OF DESIGN
Exhibit E-3	SCHEDULE OF ITEMS AND COSTS ALLOCATED TO TENANT
Exhibit E-4	SCHEDULE OF PLANS AND SPECIFICATIONS
Exhibit E-5	ALLOCATION OF COST SAVINGS
Exhibit E-6	DELAY AND RESOLUTIONS
Exhibit E-7	DESCRIPTION OF TENANT’S OWN WORK
Exhibit E-8	MAJOR EQUIPMENT
Exhibit E-9	CONTRACTOR RATES
Exhibit E-10	MEP SUBCONTRACTOR RATES
Exhibit E-11	TENANT APPROVED SUPPLIERS
Exhibit E-12	FCPA CERTIFICATION FORM
Exhibit E-13	COMMISSIONING CRITERIA

EXHIBIT F – RULES AND REGULATIONS

ATTACHMENT F-1 to EXHIBIT F: DRAWING OF TRUCK LOADING AREA

EXHIBIT G – TENANT’S INSURANCE REQUIREMENTS

EXHIBIT H – COMMENCEMENT DATE NOTICE

ATTACHMENT H-1 TO EXHIBIT H: FORM OF COMMISSIONING COMPLETE LETTER

EXHIBIT I - FORM OF LEASE GUARANTY

ii

TABLE OF CONTENTS

2020 FIFTH AVENUE

LEASE AGREEMENT

This Lease Agreement (this “Lease”) is entered into as of the Effective Date (as set forth in Item 4 of the Basic Lease Information, below), by and between Landlord (as set forth in Item 1 of the Basic Lease Information, below) and Tenant (as set forth in Item 2 of the Basic Lease Information, below):

RECITALS

A. Landlord is the owner of the Land (as set forth in Item 14 of the Basic Lease Information, below). The Land is to be improved by Landlord (under and pursuant to the terms hereof) with, among other things, the Building (as set forth in Item 15 of the Basic Lease Information, below).

B. Tenant desires to lease the Property from Landlord, and Landlord desires to lease the Property to Tenant during the Term (as set forth in Item 5 of the Basic Lease Information, below).

C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Lease shall have the meanings set forth in the “Definitions” section of this Lease.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1.	Landlord:	2020 Fifth Avenue LLC, a Delaware limited liability company (“Landlord”). Landlord represents that it has been validly formed or incorporated under the laws of the State of Delaware.

2.	Tenant:	Switch & Data WA One LLC, a Delaware limited liability company (“Tenant”). Tenant represents that it has been validly formed or incorporated under the laws of the State of Delaware.

3.	Tenant Addresses:

Tenant Address for Notices:

Switch & Data WA One LLC

c/o Equinix, Inc.

Attn: Real Estate

20110 Ashbrook Place, Suite 160

Ashburn, VA 20147

Facsimile No: 703.840.3111

Email: gtodd@equinix.com

With a copy to:

Switch & Data WA One LLC

Equinix, Inc.

Attn: General Counsel (Real Estate)

One Lagoon Drive, 4th Floor

Redwood City, CA 94065

Facsimile No: 650.598.6913

Email: shettema@equinix.com

Tenant Address for Invoice of Rent: Switch & Data WA One LLC c/o Equinix, Inc. Attn: Accounts Payable One Lagoon Drive, 4th Floor Redwood City, CA 94065 Facsimile No: 650.598.6913

4.	Effective Date/Commencement Date: (a) Effective Date: (b) Commencement Date:

October 13, 2011 (being the latest date of the parties’ execution dates, as set forth on the signature page of this Lease).

Subject to the terms of Section 2.2.2 of the Standard Lease Provisions, the “Commencement Date” shall be the date on which all of the following four (4) events have occurred:

(i) The Project Work, set forth (and defined) in Exhibit E attached hereto, has been Substantially Completed (as defined in Exhibit E);

(ii) The Commissioning Agent (in conjunction with the applicable contractor(s) who installed the relevant equipment) has performed the Commissioning (defined below) of the Data Center Suites’ infrastructure, which condition shall be deemed to have been satisfied upon Landlord’s receipt of the Commissioning Complete Letter;

(iii) The Westin Suite 350 has been delivered to Tenant in the condition required by the Westin Suite 350 Lease and Tenant has had sixty (60) days from the date of such delivery to construct its initial leasehold improvements; and

(iv) Landlord has delivered the Tenant Space to Tenant; (Items (i), (ii) and (iii) being, collectively, the “Commencement Date Conditions”).

Upon completion of the Commencement Date Conditions, Landlord shall deliver a notice to Tenant, substantially in the form attached hereto as Exhibit H (the “Commencement Date Notice”), memorializing Landlord’s delivery of the Tenant Space to Tenant and confirming the actual Commencement Date, and, if applicable, confirm the Deemed Commencement Date.

5.	Term:

Approximately one hundred eighty (180) full calendar months (commencing on the Commencement Date and expiring on the last day of the one hundred eightieth (180th) full calendar month thereafter).

For the avoidance of doubt, Landlord and Tenant acknowledge and agree that, if the Commencement Date occurs on a date that is other than the first (1st) day of a calendar month, the Term of this Lease shall be deemed to have been extended by the remaining calendar days in the month in which the Commencement Date occurs, such that the Term of the Lease shall be equal to the number of months described above, plus the number of days (including the Commencement Date) contained in the Partial Month in which the Commencement Date occurs.

For example:

		a.	In the event that the Commencement Date occurs on October 1, 2012, then the one hundred eighty (180) full calendar month Term of this Lease would commence on October 1, 2012, and expire on September 30, 2027.

		b.	In the event that the Commencement Date occurs on October 17, 2012, then the one hundred eighty (180) full calendar month Term of this Lease would commence on October 17, 2012, and expire on October 31, 2027. In this example, the period occurring from October 17, 2012 through October 31, 2012 is referred to herein as the “Partial Month.” The Base Rent payable by Tenant hereunder during such Partial Month shall be payable on a pro-rated basis, in accordance with Section 3.1 of the Standard Lease Provisions, at a rate equal to the rate of Base Rent that would otherwise be due and payable by Tenant hereunder with regard to the first (1st) month of the Term of this Lease (pro-rated on a per diem basis). However, in this example, the first (1st) month of the one hundred eighty (180) full calendar month Term would, for the purposes of calculating the expiration of the Term of the Lease, be deemed to be the month of November 2012.

6.	Extension Options/ Extension Term:	Three (3) Extension Options (defined in Section 2.3.1 of the Standard Lease Provisions, below), each to extend the Term for an Extension Term (defined in Section 2.3.1 of the Standard Lease Provisions, below) of sixty (60) months pursuant to Section 2.3 below.

7.	Tenant Space:

The floor plans attached hereto as Exhibit C depict the borders of the Tenant Space. The “Tenant Space” shall mean and consist generally of four (4) levels of data center space identified as Levels 5, 6, 7 and 8 on Exhibit C (the “Data Center Space”) (which Data Center Space is intended to contain approximately 51,000 square feet in the aggregate) and certain related areas (each being identified on Exhibit C as “Ancillary Space”) for Tenant’s supporting equipment and fixtures on other levels of the Building, including the basement identified as Level 0 on Exhibit C, part of the street-level floor identified as Level 1 on Exhibit C, and all of the area (collectively, the “Roof”) above the Data Center Space identified as the upper and lower roof on Exhibit C.

Tenant will have the right to use in common with Landlord the Shared Space, including the corridors and stairwells shown as Shared Space on Exhibit C. The floor plans attached hereto as Exhibit C depict the borders of the corridors and stairwells which are Shared Space that Tenant will use in common with Landlord, and the Landlord Space which is not part of the Shared Space or Tenant Space.

For the avoidance of doubt, the Tenant Space does not include any of the parking areas of the Building (as depicted on Exhibit C attached hereto and identified as part of Level 1 and all of Level 2 and Level 3/4, the “2020 Parking Garage”), nor does this Lease grant Tenant the right to use any of the parking areas in the 2020 Parking Garage. Nor does this Lease grant Tenant the right to use the portion of the Building basement depicted on Exhibit C as Landlord’s electrical room or the portion of Level 1 of the Building shown on Exhibit C as Landlord Space for Landlord’s future mechanical vault #3, ATS room, mechanical room and MSB room (collectively, “Landlord Facilities Areas”).

For purposes of this Lease, except as the context may otherwise require, the term “Suite 500” shall refer to the full floor of Data Center Space identified as Level 5 on Exhibit C; “Suite 600” shall refer to the full floor of Data Center Space identified as Level 6 on Exhibit C; “Suite 700” shall refer to the full floor of Data Center Space identified as Level 7 on Exhibit C; and “Suite 800” shall refer to the full floor of Data Center Space identified as Level 8 on Exhibit C. The four levels of Data Center Space are each also referred to herein as a “Data Center Suite” and in plural are referred to as “Data Center Suites”.

Exhibit D depicts certain non-exclusive access rights for pedestrian use of the Building-to-Building Skybridge, which access rights are appurtenant to the Tenant Space pursuant to this Lease. Exhibit D also depicts the conceptual locations of the Building-to-Building Conduits, certain portions of which (defined in Section 6.3 hereof as the “Building-to-Building Conduits - 2020 Portion”) are appurtenant to the Tenant Space pursuant to this Lease.

8.	Base Rent:	Initial Term:

Lease Year	Monthly Base Rent		Annual Base Rent

1*	$260,000.00	**	$3,120,000.00	**
2	$400,725.00	**	$4,808,700.00	**
3	$548,993.00		$6,587,916.00
4	$564,091.00		$6,769,092.00
5	$579,603.00		$6,955,236.00
6	$595,542.00		$7,146,504.00
7	$611,920.00		$7,343,040.00
8	$628,747.00		$7,544,964.00
9	$646,038.00		$7,752,456.00
10	$663,804.00		$7,965,648.00
11	$682,059.00		$8,184,708.00
12	$700,815.00		$8,409,780.00
13	$720,088.00		$8,641,056.00
14	$739,890.00		$8,878,680.00
15	$760,237.00		$9,122,844.00

1st Extension Term (Lease Years 16-20):

Lease Year	Monthly Base Rent		Annual Base Rent

16	$821,056.00		$9,852,672.00
17	$845,687.00		$10,148,244.00
18	$871,058.00		$10,452,696.00
19	$897,190.00		$10,766,280.00
20	$924,105.00		$11,089,260.00

2nd Extension Term (Lease Years 21-25):

Lease Year	Monthly Base Rent		Annual Base Rent

21	$998,034.00		$11,976,408.00
22	$1,027,975.00		$12,335,700.00
23	$1,058,814.00		$12,705,768.00
24	$1,090,578.00		$13,086,936.00
25	$1,123,296.00		$13,479,552.00

3rd Extension Term (Lease Years 26-30):

Lease Year	Monthly Base Rent	Annual Base Rent

26	$1,213,159.00	$14,557,908.00
27	$1,249,554.00	$14,994,648.00
28	$1,287,041.00	$15,444,492.00
29	$1,325,652.00	$15,907,824.00
30	$1,365,421.00	$16,385,052.00

For purposes of this Lease, “Lease Year” refers to the period of time between the Commencement Date and the end of the twelfth (12th) full calendar month following the Commencement Date, and each successive period of twelve (12) calendar months during the initial Term or any Extension Term.

*	Landlord and Tenant acknowledge their mutual intent that the Monthly Base Rent shall be $0.00, hereunder, during the first (1st) two (2) months of the Term of this Lease. As such, but in order to be consistent with the “Partial Month” description contained in Item 5, above, Landlord and Tenant agree that (i) if the Commencement Date occurs on the first (1st) day of a calendar month, then the Base Rent applicable to the entirety of month 1 and month 2 of the Term of this Lease will be $0.00, and the initial “non-$0.00” level of Base Rent (i.e., $260,000.00/month) will (subject to the terms of this Item 8) apply to months 3-12 of the Term of this Lease (in such event, the 1st day of the 3rd full calendar month of the Term would be the “Base Rent Commencement Date”); however (ii) if the Commencement Date occurs on a day other than the first (1st) day of a calendar month, then the monthly Base Rent shall be “$0.00” only with regard to the first (1st) sixty (60) calendar days of the Term of this Lease. In such event, the initial “non-$0.00” level of Base Rent (i.e., $260,000.00/month) would (subject to the terms of this Item 8) apply to the remainder of the second (2nd) full calendar month of the Term (on a per diem basis more particularly described in Section 3.1) and to the entirety of the third through twelfth full calendar months of the Term (in such event, the 61st calendar day of the Term would be the “Base Rent Commencement Date”).
**	With respect to first two (2) Lease Years, the Monthly Base Rent will be divided equally among the four (4) Data Center Suites. The above schedule of Base Rent reflects the fact that, from the Commencement Date through the end of the first Lease Year, Tenant’s Monthly Base Rent shall be $130,000 per Data Center Suite. During the second Lease Year, Tenant’s Monthly Base Rent shall be $133,575 per Data Center Suite.

The above schedule of Base Rent reflects the fact that, from the Commencement Date through the end of the first Lease Year, Tenant shall be required to pay Monthly Base Rent only for two (2) of the Data Center Suites; provided, however, if Tenant takes Occupancy of more than two (2) of the Data Center Suites during such period, Tenant shall also pay Monthly Base Rent on each such additional Data Center Suite (at the Year 1 monthly rate of $130,000 per Data Center Suite) from and after the date on which Tenant takes Occupancy of such additional Data Center Suite(s).

The above schedule of Base Rent reflects the fact that, during the second Lease Year, Tenant shall be required to pay Monthly Base Rent only for three (3) of the Data Center Suites; provided, however, if Tenant takes (or has taken) Occupancy of all four (4) Data Center Suites during (or before) such period, Tenant shall also pay Monthly Base Rent on all (4) of such Data Center Suites (at the Year 2 monthly rate of $133,575 per Data Center Suite) from and after the date on which Tenant takes (or has taken) Occupancy of all (4) of such Data Center Suites.

The above schedule of Base Rent reflects the fact that, from and after the first day of the third Lease Year, and for the remainder of Term and any Extension Term, the full Monthly Base Rent shall apply to all four Data Center Suites, irrespective of whether Tenant is in Occupancy of any particular Data Center Suite.

“Occupancy” of a particular Data Center Suite is defined as the first date that a Customer places equipment within that Data Center Suite (also referred to as “Landing of the First Customer”). Notwithstanding the foregoing, all of the Data Center Suites will be delivered to Tenant on the Commencement Date, and Tenant may make preliminary preparations to any particularly Data Center Suite (such as installing empty cages, cabinets or racks) in advance of the Landing of the First Customer in such Data Center Suite.

9.	Lease Guaranty:	The payment and performance of Tenant’s obligations under this Lease, including without limitation the payment and performance of Base Rent and Additional Rent during the Term and any Extension Terms, and the payment and performance of Tenant’s obligations to Landlord and Contractor under Exhibit E hereto, shall at all times, commencing on the Effective Date and continuing throughout the Term and any Extension Terms, be unconditionally guarantied by Equinix Operating Co., Inc., a Delaware corporation (“Guarantor”) under a Guaranty Agreement of even date herewith (the “Lease Guaranty”) in the form set forth as Exhibit I attached.

10.	Landlord’s Address for Notices:	2020 Fifth Avenue LLC c/o Clise Agency, Inc. 1700 Seventh, Suite 1800 Seattle, Washington 98101 Attention: Kyle Peters Facsimile No. (206) 443-1683 E-mail: kpeters@westinbuilding.com

With copies to:

Digital Realty Trust, L.P.

1100 Space Park Drive

Santa Clara, California 95054

Attn: Asset Management

Facsimile No. (408) 387-8558

Email: rberk@digitalrealtytrust.com

And:

Graham & Dunn PC

Pier 70 ~ 2801 Alaskan Way, Suite 300

Seattle, Washington 98121

Attention: Douglas J. Smart

Facsimile No. (206) 340-9599

Email: dsmart@grahamdunn.com

And:

Stutzman, Bromberg, Esserman & Plifka, A Professional Corporation

2323 Bryan Street, Suite 2200

Dallas, TX 75201

Attention: Noah K. Hansford

Facsimile No. (214) 969-4999

E-mail: hansford@sbep-law.com

11.	Landlord’s Address for Payment of Rent:	2020 Fifth Avenue LLC c/o Clise Agency, Inc. 1700 Seventh Avenue, Suite 1800 Seattle, Washington 98101

12.	Brokers:	None.

13.	Land:	The Land located at 2020 Fifth Avenue, Seattle, Washington, and legally described on Exhibit A.

14.	Building:	All improvements on the Land (i.e., those portions of the 2020 Parking Garage-Existing that are retained) and all Project Work to be constructed substantially in accordance with Exhibit E, attached hereto, in the location indicated on the site plan attached as Exhibit B, and as generally shown on Exhibit C and on Exhibit E-4.

This Lease shall consist of the foregoing Basic Lease Information, the defined terms below, the Standard Lease Provisions, below, and Exhibits A through I, inclusive, all of which are incorporated herein by this reference as of the Effective Date. In the event of any conflict between the provisions of the Basic Lease Information and the provisions of the Standard Lease Provisions, the Basic Lease Information shall control.

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DEFINED TERMS

“2020 Parking Garage” means the parking garage located at and a part of the Building, which is planned to contain approximately seventy-three (73) parking spaces, as more particularly described in the Plans and Specifications.

“ACM” has the meaning assigned to such term in Section 5.3.3(c).

“Additional Insureds” has the meaning assigned to such term in Section 9.1.2.

“Additional Rent” has the meaning assigned to such term in Section 3.3.

“Alterations” has the meaning assigned to such term in Section 7.3.

“Applicable Laws” has the meaning assigned to such term in Section 5.3.2.

“Base Rent” has the meaning assigned to such term in Section 3.1, and is more particularly described in Item 8 of the Basic Lease Information.

“Building” has the meaning assigned to such term in Item 14 of the Basic Lease Information.

“Building Award” has the meaning assigned to such term in Section 8.2.5.

“Building Property Insurance” means and refers to the insurance to be carried by Landlord pursuant to the terms of Section 9.2.

“Building Systems” has the meaning assigned to such term in Section 5.3.2.

“Building-to-Building Conduits” has the meaning assigned to such term in Section 6.3.1.

“Building-to-Building Conduits - 2020 Portion” has the meaning assigned to such term in Section 6.3

“Building-to-Building Conduits - Westin Portion” has the meaning assigned to such term in Section 6.3.1.

“Building-to-Building Skybridge” means the new skybridge that will be constructed by Landlord in the location indicated on Exhibit D, and that following its completion, will connect the Building to the 2033 Sixth Avenue Building and the Westin Building.

“Casualty-Complete Termination” has the meaning assigned to such term in Section 8.1.1.2.

“Casualty Event” has the meaning assigned to such term in Section 8.1.1.

“Casualty Restoration Standard – Landlord” means and refers to the repair and reconstruction of the damaged portion(s) of Landlord’s Repair Obligations to substantially the same condition in which they existed immediately prior to a particular Casualty Event.

“Casualty Restoration Standard – Tenant” means and refers to the repair and reconstruction of the damaged portion(s) of Tenant’s Repair Obligations to substantially the same condition in which they existed immediately prior to a particular Casualty Event.

“Casualty Repair Notice (Landlord)” shall mean and refer to written notice by Landlord to Tenant notifying Tenant of the Repair Period-Estimated (Landlord).

“Claims” has the meaning assigned to such term in Section 14.2.1.

“Commencement Date” has the meaning assigned to such term in Item 4(b) of the Basic Lease Information.

“Commencement Date Conditions” has the meaning assigned to such term in Item 4(b) of the Basic Lease Information.

“Commencement Date Notice” has the meaning assigned to such term in Item 4(b) of the Basic Lease Information.

“Commissioning” shall mean and refer to the act of causing the commissioning of the Data Center Suites’ infrastructure pursuant to the Commissioning Criteria, so that such infrastructure has passed Level 5 of such Commissioning Criteria.

“Commissioning Agent” shall mean and refer to the third party engineering firm that performs the Commissioning. The Commissioning Agent will be engaged by Tenant at Tenant’s sole expense.

“Commissioning Complete Letter” shall mean and refer to a letter from the Commissioning Agent, evidencing successful commissioning of the Data Center Suites’ infrastructure, substantially in the form attached hereto as Attachment “1” to Exhibit H.

“Commissioning Criteria” shall mean and refer to the commissioning criteria set forth on Exhibit E-13.

“Customer” has the meaning assigned to such term in Section 10.4.

“Data Center Space” has the meaning assigned to such term in Item 7 of the Basic Lease Information.

“Deemed Commencement Date” shall mean and refer to the date derived by subtracting from the date of actual completion of the Commencement Date Conditions the number of days of delay in such completion caused by Tenant Delays (as defined in Exhibit E-6) (i.e., if completion of the Commencement Date Conditions does not actually occur until February 6, 2013, but there were five (5) days of delay related to Tenant Delay, the Deemed Commencement Date would be February 1, 2013).

“Default Rate” has the meaning assigned to such term in Section 3.4.

“Denny Parking Garage” has the meaning assigned to such term in Section 3.2.2.1.

“Digital” means and refers to Digital Realty Trust, L.P., a Maryland limited partnership.

“Extension Option” has the meaning assigned to such term in Section 2.3.1.

“Extension Term(s)” has the meaning assigned to such term in Section 2.3.1.

“Environmental Laws” has the meaning assigned to such term in Section 5.3.3(c).

“Event of Default” has the meaning assigned to such term in Section 15.1.

“Force Majeure” has the meaning assigned to such term in Section 18.14.

“Guarantor” means Equinix Operating Co., Inc., a Delaware corporation.

“Handle,” “Handled,” or “Handling” has the meaning assigned to such term in Section 5.3.3(c).

“Hazardous Materials” has the meaning assigned to such term in Section 5.3.3(c).

“Holder” has the meaning assigned to such term in Section 12.1.

“Institutional Owner Practices” has the meaning assigned to such term in Section 7.3.

“Landlord” means 2020 Fifth Avenue LLC, a Delaware limited liability company.

“Landlord Facility Areas” has the meaning assigned to such term in Item 7 of the Basic Lease Information.

“Landlord Parties” or “Landlord Group” means and refers to Landlord, its constituent partners or members, their respective affiliates, and their respective directors, officers, shareholders, members, employees, beneficiaries and trustees.

“Landlord’s Actual Knowledge”, or similar phrase, shall mean and refer to the actual current knowledge, as of the Effective Date, of Kyle Peters, Vice President of Clise Agency, Inc. (the foregoing individual being an employee of Clise Agency, Inc., who would have direct and specific knowledge regarding the Land, but who shall not have the duty of additional investigation in connection with this Lease).

“Landlord’s Extraordinary Repair Obligations” has the meaning assigned to such term in Section 7.5.

“Landlord’s Lease Undertakings” has the meaning assigned to such term in Section 16.2.

“Landlord’s Liability Cap” has the meaning assigned to such term in Section 16.2.

“Landlord’s Repair Obligations” has the meaning assigned to such term in Section 7.1.

“Landlord Space” means the 2020 Parking Garage (except any Shared Space) on Levels 1, 2 or 3/4 of the Building and the Landlord Facilities Areas.

“Late Charge Delinquency” has the meaning assigned to such term in Section 3.4.

“Late Charge” has the meaning assigned to such term in Section 3.4.

“Lease” has the meaning assigned to such term in the introductory paragraph hereof.

“Lease Documents” has the meaning assigned to such term in Section 16.2

“Lease Guaranty” has the meaning assigned to such term in Item 9 of the Basic Lease Information.

“Noticed Holder” has the meaning assigned to such term in Section 12.2.

“Occupancy” has the meaning assigned to such term in Item 8 of the Basic Lease Information.

“Option Exercise Notice” has the meaning assigned to such term in Section 2.3.2.

“Option Rent” has the meaning assigned to such term in Section 2.3.1.

“Partial Month” has the meaning assigned to such term in Item 5 of the Basic Lease Information.

“Partial Taking” has the meaning assigned to such term in Section 8.2.3.

“Per Space Taxes – Real Property” has the meaning assigned to such term in Section 3.2.2.1.

“PCBs” has the meaning assigned to such term in Section 5.3.3(c).

“Permitted Agreement” has the meaning assigned to such term in Section 10.4.

“Permitted Assignee” has the meaning assigned to such term in Section 10.1.1.

“Permitted Sublease” has the meaning assigned to such term in Section 10.5.

“Permitted Transfer” has the meaning assigned to such term in Section 10.1.1.

“Permitted Use” has the meaning assigned to such term in Section 5.1.

“Project” has the meaning assigned to such term in Exhibit E attached hereto.

“Project Work” means and refers to the work to be performed under and pursuant to the terms Exhibit E attached hereto.

“Project Landlord’s Work” means and refers to all of the Project Work other than the Project Tenant’s Work, including, without limitation, the shell and core components of the Project Work, the structural components of the Building, the improvements to be made for the 2020 Parking Garage, the Building-to-Building Skybridge and the elevator, in each case as more particularly described in Exhibit E.

“Project Tenant’s Work” means and refers to the portion of the Project Work which will be designed, constructed and paid for and owned by Tenant pursuant to the terms Exhibit E attached hereto, and generally consists of the mechanical and electrical work and other tenant improvements (including HVAC) providing specialized infrastructure for Tenant’s Data Center Space.

“Property” means and refers to the Land and the Building.

“QA/QC Contractor” shall mean and refer to the third party consulting firm that performs Tenant’s “quality assurance/quality control” inspections of the Data Center Suites’ infrastructure equipment during the various levels of Commissioning. The QA/QC Contractor shall be engaged by Tenant at its sole cost and expense. The QA/QC Contractor shall, as set forth on Exhibit E-13 (Commissioning Criteria), have the authority to approve or reject any individual component or installation of Major Equipment or system that does not conform to the Project Work final plans and specifications, as modified by Modifications. However, any such rejection must, subject to the terms of Exhibit E-13 (Commissioning Criteria), occur at (a) the time of the delivery (if the objection is related to non-conformance with specifications), or (b) at the time of installation (if the objection is related to the non-conformance with design). Additionally, if the QA/QC Contractor rejects any individual component or system of Major Equipment in accordance with the preceding sentence, the QA/QC Contractor shall, as part of the written objection notice, provide a clear and concise written explanation of the reasons for rejection, including specific reference to the applicable drawing, specification or code that is the basis for the rejection. The QA/QC Contractor will re-inspect the rejected equipment or system, within twenty-four (24) hours after QA/QC Contractor’s receipt of notification by the Contractor (as defined in Exhibit E). And, in any event, the QA/QC Contractor shall perform its inspections and re-inspections in accordance with the Project Schedule so as to not delay the Project Work. Any such delay caused by the QA/QC Contractor will be considered a Tenant Delay.

“Releasees” has the meaning assigned to such term in Section 14.1.

“Rent” has the meaning assigned to such term in Section 3.3.

“Base Rent Commencement Date” has the meaning assigned to such term in Item 8 of the Basic Lease Information.

“Repair Period-Actual (Landlord)” shall mean and refer to the period of time that it actually takes to effect the Casualty Restoration Standard-Landlord.

“Repair Period-Estimated (Landlord)” shall mean and refer to the period of time, which Landlord estimates will be required to effect the Casualty Restoration Standard-Landlord.

“Restricted Common Area” means any Shared Space, such as a riser, stairway, corridor or elevator lobby, which is located in the basement, or located on Levels 5, 6, 7 or 8, or located in or on the upper and lower levels of the Roof, as such levels of the Building are depicted on Exhibit C. The Restricted Common Areas are within Tenant’s security perimeter and subject to its control during the Term or any Extension Term, except that Landlord shall have a right of access thereto pursuant to Section 18.16.

“Roof” means the roof of the Building, as more particularly described in Item 7 of the Basic Lease Information.

“Security Documents” has the meaning assigned to such term in Section 12.1.

“Shared Space” is all space in the Building except the Tenant Space and the Landlord Space, and includes without limitation the elevator and the corridors, elevator vestibules and stairwells identified on Exhibit C as Shared Space (but not any elevator lobby within the Tenant Space). The Shared Space on Level 3/4 of the Building shall provide reasonable access between the Tenant Space and the Building-to-Building Skybridge.

“SNDA” has the meaning assigned to such term in Section 12.1.

“Substantial Completion” or “Substantially Completed” has the meaning assigned to such term in Exhibit E.

“Successor Party” has the meaning assigned to such term in Section 10.1.1.

“Tangible Net Worth” has the meaning assigned to such term in Section 10.1.1.

“Taxes – Equipment” means any form of tax, assessment, general assessment, special assessment, lien, levy, bond obligation, license fee, license tax, excise or other charge or surcharge of Governmental Agencies on equipment, fixtures or other personal property.

“Taxes – Other” has the meaning assigned to such term in Section 4.2.

“Taxes – Real Property” (individually, a “Tax – Real Property”) shall mean and refer to all taxes, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary), whether federal, state, county or municipal, and whether levied by taxing districts or authorities presently taxing the Property, or by others subsequently created or otherwise, and any other taxes, surcharges or assessments attributable to the Property or its operation, including but not limited to ad valorem real property taxes, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Taxes – Real Property shall not include Taxes – Other, Taxes – Equipment, death taxes, excess profits taxes, franchise taxes and state and federal income taxes; except to the extent imposed in substitution for or in lieu of any of the Taxes – Real Property herein defined.

“Tenant” means Switch & Data WA One LLC, a Delaware limited liability company.

“Tenant Affiliate” has the meaning assigned to such term in Section 10.1.1.

“Tenant Parties” or “Tenant Group” means and refers to Tenant, its constituent partners or members, their respective affiliates, and each of their respective directors, officers, shareholders, members, employees, beneficiaries and trustees.

“Tenant Space” has the meaning assigned to such term in Item 7 of the Basic Lease Information.

“Tenant’s Personal Property” shall mean, collectively, all cable, wiring, connecting lines, and other installations, tenant fixtures, equipment or property (including, without limitation, generators, cooling equipment, cabinets, racks and cable trays) installed or placed by, for, through, under or on behalf of Tenant or any Tenant Party anywhere in the Building and/or the Tenant Space (other than equipment or property owned, leased or licensed by any of the Landlord Parties), including without limitation the Project Tenant’s Work which will be designed, constructed and paid for and owned by Tenant pursuant to the terms Exhibit E attached hereto. Additionally, for the purposes of clarity, the parties acknowledge that Tenant’s Personal Property includes all equipment or property (other than equipment or property owned, leased or licensed by any of the Landlord Parties) installed and/or placed anywhere in the Building and/or the Tenant Space by any party specifically and solely in order to provide any service to Tenant or any Tenant Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Tenant or any Tenant Party in the Tenant Space, but which is actually owned by a third party, other than Landlord or any other member of the Landlord Parties).

“Tenant’s Personal Property Financing” has the meaning assigned to such term in Section 10.1.2.

“Tenant’s Repair Obligations” has the meaning assigned to such term in Section 7.2.

“Term” has the meaning assigned to such term in Item 5 of the Basic Lease Information.

“Total Taking” has the meaning assigned to such term in Section 8.2.1.

“Transfer” has the meaning assigned to such term in Section 10.1.

“Transfer Notice” has the meaning assigned to such term in Section 10.2.

“Transferee” has the meaning assigned to such term in Section 10.1.

“2033 Sixth Avenue Building” means the building located at 2033 Sixth Avenue in Seattle, Washington.

“Westin Building” means the building located at 2001 Sixth Avenue in Seattle, Washington.

“Westin Building Garage” has the meaning assigned to such term in Section 1.26 of Exhibit E hereof.

“Westin Building Landlord” has the meaning assigned to such term in Section 6.3.

“Westin Suite 350” has the meaning assigned to such term in Section 6.3.

“Westin Suite 350 Lease” has the meaning assigned to such term in Section 6.3.4.

“Westin Suite 500” has the meaning assigned to such term in Section 6.3.

“Westin Suite 1100” has the meaning assigned to such term in Section 6.3.

“Westin Suites 500-1100-1300 Lease” has the meaning assigned to such term in Section 6.3.1.

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STANDARD LEASE PROVISIONS

1.	LEASE OF TENANT SPACE.

1.1 Tenant Space. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases the Tenant Space to Tenant for the Term of this Lease.

1.2 Condition of Tenant Space. Tenant has inspected the Land and, subject to Landlord’s completion of the Commencement Date Conditions, Tenant shall, upon delivery of the Tenant Space by Landlord, pursuant to Section 2.2, below, be deemed to have accepted the Tenant Space in its then-current condition on an “AS-IS, WHERE IS” basis, except as otherwise expressly set forth in this Lease (including, without limitation, in Exhibit E). Landlord shall have no obligation to construct or install any improvements in (or on), or to make any other alterations or modifications to, the Tenant Space, except as otherwise expressly set forth in this Lease. Tenant acknowledges and agrees that, except as specifically set forth in this Lease, no representation or warranty (express or implied) has been made by Landlord as to the condition of the Land, or the suitability or fitness of the planned Tenant Improvements for the conduct of the Permitted Use, Tenant’s business or for any other purpose.

1.3 No Rights to Relocate. Landlord shall have no right to relocate the Tenant Space.

1.4 Quiet Enjoyment; Access. Subject to all of the terms and conditions of this Lease, (a) Tenant shall quietly have, hold and enjoy the Tenant Space in conformity with the Permitted Use without hindrance from Landlord or any person or entity claiming by, through or under Landlord, and (b) Tenant shall have access to the Tenant Space twenty-four (24) hours per day, seven (7) days per week.

1.5 Appurtenant Rights. Without limiting the provisions of Section 1.4 above, (a) Tenant shall have the right to use in common with Landlord the Shared Space, including the elevator and the corridors, elevator lobby and stairwells shown as Shared Space on Exhibit C, provided that Tenant shall have the exclusive right to control access to the elevator, subject to the exceptions for handicapped persons, maintenance and utility/governmental personnel as provided in the Rules and Regulations attached hereto as Exhibit F; (b) Tenant shall also have the exclusive rights under this Lease to use the Building-to-Building Conduits-2020 Portion (more particularly described in Section 6.3 hereof); and (c) Tenant shall have non-exclusive rights of pedestrian use of the Building-to-Building Skybridge. On or before the Effective Date, Landlord shall enter into and record (in the recorder’s office of the county in which the Premises is located) all of the easement agreements (in the form reasonably acceptable to Tenant) with the landlords of the Westin Building, the Westin Building Garage and the Westin 2033 Sixth Avenue Building, and within approximately ninety (90) days of the Effective Date the City of Seattle shall have issued the related permit(s), which such easements and permit(s) will give Landlord the right to construct and to access and use (and will give Tenant the right to access and use) the Building-to-Building Skybridge and the Building-to-Building Conduits.

2.	TERM.

2.1 Term. The term of this Lease, and Tenant’s obligation to pay Rent under this Lease (as more particularly set forth in Section 3 below and the Base Rent section (Item 8) of the Basic Lease Information), shall commence as provided in such sections and shall continue in effect for the Term of the Lease, as the same may be extended, or earlier terminated, in accordance with the express terms of this Lease.

2.2 Delivery of Tenant Space. Landlord shall tender possession of the Tenant Space with all the work to be performed by Landlord pursuant to Exhibit E to this Lease Substantially Completed. Landlord shall use commercially reasonable efforts to cause the Commencement Date Conditions to have been completed prior to the Target Substantial Completion Date (as defined in Exhibit E), and Tenant shall have the remedies set forth in Exhibit E-6 with respect to delays in such completion. Tenant and Landlord shall, at the other party’s request, execute and deliver a notice and agreement in the form of Exhibit E-7 attached hereto, setting forth the actual Commencement Date, actual expiration date, the actual dates on which Tenant takes Occupancy of the 3rd and 4th Data Center Suites, and revised rent schedules, as necessary. Should Tenant or Landlord fail to do so within thirty (30) days after request, the information set forth in such notice and agreement shall be conclusively presumed to be agreed and correct.

2.2.1 Deemed Commencement Date. Tenant agrees that, if the date of Landlord’s completion of the Commencement Date Conditions is, in effect, pushed back due to delays caused by Tenant Delay, the Commencement Date shall, upon delivery of the Commencement Date Notice, be deemed (for the purpose of determining the first day of the Term and the first day of Rent accrual hereunder) to have been moved up to the Deemed Commencement Date. The foregoing notwithstanding, Landlord and Tenant agree that Landlord’s post-Commencement Date obligations hereunder shall, in the event of a Deemed Commencement Date, be deemed to have commenced as of the actual date that the Commencement Date Notice is delivered to Tenant.

2.3 Extension Options.

2.3.1 Subject to and in accordance with the terms and conditions of this Section 2.3, Tenant shall have the number of options (each, an “Extension Option”) specified in Item 6 of the Basic Lease Information to extend the Term of this Lease with respect to the entire Tenant Space, each for an additional term of sixty (60) full calendar months (collectively the “Extension Terms”, each an “Extension Term”), upon the same terms, conditions and provisions applicable to the then current Term of this Lease (except as provided otherwise herein). The monthly Base Rent payable with respect to the Tenant Space for each year of the Extension Term (the “Option Rent”) shall be increased hereunder as of (a) the first (1st) day of each such Extension Term (and for the first year thereof) to be equal to one hundred eight percent (108%) of the Base Rent payable for the immediately preceding month of the Term of the Lease, as extended, and (b) the first (1st) day of each succeeding year during each Extension Term to be equal to one hundred three percent (103%) of the Base Rent payable for the immediately preceding month of such Extension Term. Accordingly, the Base Rent payable in the first, second and third Extension Terms will be in the amounts scheduled in the Base Rent section (Item 8) of the Basic Lease Information under the headings “1st Extension Term (Lease Years 16-20)”, “2nd Extension Term (Lease Years 21-25)” and “3rd Extension Term (Lease Years 26-30)” respectively.

2.3.2 Subject to Section 2.3.3 below, Tenant may exercise each Extension Option only by delivering to Landlord a written notice (an “Option Exercise Notice”) at least twelve (12) calendar months prior to the then applicable expiration date of the Term, specifying that Tenant is irrevocably exercising its Extension Option so as to extend the Term of this Lease by an Extension Term on the terms set forth in this Section 2.3. In the event that Tenant shall duly exercise an Extension Option, the Term shall be extended to include the applicable Extension Term (and all references to the Term in this Lease shall be deemed to refer to the Term specified in Item 5 of the Basic Lease Information, plus all duly exercised Extension Terms). In the event that Tenant shall fail to deliver an Option Exercise Notice within the applicable time period specified herein for the delivery thereof, time being of the essence, at the election of Landlord, Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

2.3.3 Tenant shall have the right to exercise any Extension Option only with respect to the entire Tenant Space. If Tenant duly exercises an Extension Option, Landlord and Tenant shall execute an amendment reflecting such exercise. Notwithstanding anything to the contrary herein, any attempted exercise by Tenant of an Extension Option shall, at the election of Landlord, be invalid, ineffective, and of no force or effect if, on the date on which Tenant delivers an Option Exercise Notice or on the date on which the Extension Term is scheduled to commence there shall be an uncured Event of Default by Tenant under this Lease.

3.	BASE RENT AND OTHER CHARGES.

3.1 Base Rent. Commencing on the Base Rent Commencement Date, Tenant shall pay to Landlord base rent (the “Base Rent”) for the Tenant Space in accordance with Item 8 of the Basic Lease Information and the Commencement Date Notice. All such Base Rent shall be paid to Landlord in monthly installments in advance on the first day of each and every month throughout the Term of this Lease; provided, however, that if the Base Rent Commencement Date does not commence on the first day of a calendar month, the Base Rent for the first Partial Month shall (i) be calculated on a per diem basis determined by dividing the Base Rent that would otherwise be applicable to the third (3rd) full calendar month of the Term by the total number of calendar days in such Partial Month and multiplying such amount by the number of days remaining in such calendar month from and after (and including) the Base Rent Commencement Date. Tenant shall not pay any installment of Rent (defined in Section 3.3 below) more than one (1) month in advance.

3.2 Additional Rent. Commencing on the Commencement Date, Tenant shall pay to Landlord, as Additional Rent, monthly, in advance on the first day of each month during the Term, an amount equal to one-twelfth (1/12th) of the following amounts as estimated by Landlord: (a) Tenant’s Share of Building Property Insurance; (b) Tenant’s Share of Taxes – Real Property; (c) Tenant’s Share of Skybridge Fee; and (d) Tenant’s Share of CAM. Landlord may change its estimate from time to time by written notice to Tenant. Landlord shall reasonably estimate the costs for Building Property Insurance, Taxes – Real Property, Skybridge Fee and CAM for each calendar year during the Term based on the most reliable information available to Landlord. For each calendar year, Landlord shall furnish to Tenant as soon as is reasonably practicable, a written statement showing in reasonable detail the estimated Tenant’s Share of Building Property Insurance, Tenant’s Share of Taxes – Real Property, Tenant’s Share of Skybridge Fee and Tenant’s Share of CAM for such calendar year. Such Additional Rent is exclusive of any Taxes – Other, and should such Taxes – Other apply during the Term, such Additional Rent shall be increased by the amount of such Taxes - Other. Within one hundred twenty (120) days after the end of each calendar year during the Term, Landlord shall furnish to Tenant a statement with respect to the actual amounts incurred for Building Property Insurance, Taxes – Real Property, Skybridge Fee and CAM for the preceding calendar year, showing Tenant’s share thereof. If Tenant’s share of such actual costs for that calendar year exceeds the monthly estimated payments made by Tenant, then Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of the statement. If Tenant’s payments made during that calendar year exceed Tenant’s share of such actual costs, then, at Landlord’s option, either Landlord shall pay Tenant the excess at the time Landlord furnishes the statement to Tenant, or shall credit the excess against the next monthly installment(s) of Base Rent and Additional Rent; provided, however, that at the end of the Term Landlord shall pay Tenant the excess at the time Landlord furnishes the statement to Tenant. Tenant’s share of the items specified in Sections 3.2.1 through 3.2.4 below shall be prorated on the basis of a 365-day year to account for any fractional portion of a year included in the Term at its commencement and expiration.

3.2.1 Insurance. Tenant will reimburse Landlord for “Tenant’s Share of Building Property Insurance”, which means ninety percent (90%) of the cost to Landlord of the Building Property Insurance required of Landlord under Section 9.2; in addition, during Project construction, Tenant will reimburse Landlord for builder’s risk property insurance in accordance with Exhibits E and E-3 hereof. Tenant will pay directly one hundred percent (100%) of the property, liability and other insurance required of Tenant under Section 9.1.

3.2.2 Taxes – Real Property. Tenant will reimburse Landlord for “Tenant’s Share of the Taxes – Real Property” which means an amount equal to one hundred percent (100%) of the Taxes – Real Property for the Property, minus the Taxes – Real Property allocable to the 2020 Parking Garage, which shall be determined in accordance with Section 3.2.2.1 below:

3.2.2.1 Basis for Allocation. On the Effective Date, an affiliate of Landlord owns the parking structure located at 2200 Sixth Avenue in Seattle (the “Denny Parking Garage”); and as of the Effective Date, the Denny Parking Garage contains 276 parking spaces. For each calendar year during the Term (for so long as the Denny Parking Garage is owned by an affiliate of Landlord), the Taxes – Real Property assessed against the Denny Parking Garage shall be divided by 276 (the result of which is referred to herein as the “Per Space Taxes – Real Property”). The Per Space Taxes – Real Property will then be multiplied by the number of parking spaces from time to time located in the 2020 Parking Garage (which, as of the date of this Lease, is estimated to be 73) to determine the total amount of Taxes – Real Property allocable to the 2020 Parking Garage. If, during the Term, the Denny Parking Garage is redeveloped or used for a purpose other than solely as a parking garage or becomes owned by an entity that is not an affiliate of Landlord, then Landlord shall reasonably choose a different parking structure that is comparable to the Denny Parking Garage (i.e. a reasonably comparable stand-alone parking structure located within ten (10) blocks of the 2020 Parking Garage) to determine the Per Space Taxes – Real Property rate applicable to the parking spaces located in the 2020 Parking Garage.

3.2.3 Skybridge Fee. Tenant will reimburse for “Tenant’s Share of Skybridge Fee” which means an amount equal to fifty percent (50%) of the fee assessed annually to Landlord by the City of Seattle Department of Transportation (or its successor with respect to the assessment and collection of such fees) in connection with Landlord’s permit for the Building-to-Building Skybridge (the “Skybridge Fee”).

3.2.4 Tenant’s Share - CAM. Tenant will reimburse Landlord for “Tenant’s Share of CAM” which means ninety percent (90%) of CAM annually incurred by Landlord in respect to performing Landlord’s Repair Obligations. “CAM” shall mean and be limited to the actual out-of-pocket costs incurred by Landlord in performing Landlord’s Repair Obligations, plus a management fee not to exceed three percent (3%) of the foregoing amounts. Notwithstanding anything to the contrary contained in this Lease, CAM chargeable to Tenant shall not include the following: (1) any costs associated with the 2020 Parking Garage; (2) any costs of capital improvements, except that to the extent any such capital improvements are required by law or for the purpose of reducing CAM, then Landlord may amortize such capital improvement over its useful life and include such amortized amount in CAM (not to exceed the actual savings in CAM in the case of a capital improvement made for the purpose of reducing CAM); (3) any cost of providing any service direct to and paid directly by any other tenant of the Project (excluding such tenant’s share of CAM); (4) any cost of items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project or otherwise (excluding any payment by a tenant of that tenant’s share of CAM); (5) any real estate brokerage commission or other costs (including, without limitation, the cost of tenant improvements) incurred in procuring tenants, or any fee in lieu of commission; (6) payments of principal or interest on mortgages or ground lease payments (if any); (7) costs incurred by Landlord, including, without limitation, attorneys’ fees, accountants’ fees and other expenses, due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project, or any law, code, regulation, ordinance or the like, disputes of tenants or other occupants of the Project or associated with the enforcement of the terms of any leases with other tenants or the defense of Landlord’s title to or interest in the Project or any part thereof; (8) Landlord’s general corporate overhead and general and administrative expenses; (9) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord (including, without limitation, with respect to the 2020 Parking Garage); (10) any costs relating to construction defects, latent or otherwise in the Project Tenant’s Work that are part of Landlord’s Extraordinary Repair Obligations under Section 7.5 below for which Landlord receives specific notice from Tenant in the first (1st) thirty-six (36) months of the Term; (11) any costs of performing/constructing/installing the Project Work; (12) repairs, alterations, additions, improvements, or replacements needed to rectify or correct any bona fide defects in the original design, materials, or workmanship of any portions of the Project Landlord’s Work that are part of Landlord’s Repair Obligations (as opposed to normal wear and tear) for which Landlord receives specific notice from Tenant in the first (1st) thirty-six (36) months of the Term; (13) damage and repairs necessitated by the negligence or willful misconduct of any of the Landlord Parties; (14) costs incurred due to a violation by Landlord or any other tenant of the Project of the terms and conditions of a lease; (15) any cost of insurance except the insurance costs expressly recoverable by Landlord under Section 3.2.1 above; (16) any costs incurred to remove, remedy, contain or treat any Hazardous Materials in existence in or upon the Project prior to the Commencement Date (other than those that are placed by any of the Tenant Parties in or upon the Project), or which are placed by any of the Landlord Parties in or upon the Project; and (17) overhead and profit paid to Landlord, to Landlord’s subsidiaries or affiliates or to Clise Agency, Inc., for services in or to the Building to the extent that they exceed the charges for comparable services rendered by an unaffiliated third party of comparable skill, competence, stature and reputation.

3.3 Payments Generally. Base Rent, all forms of Additional Rent (defined in this Section 3.3, below) payable hereunder by Tenant and all other amounts, fees, payments or charges payable hereunder by Tenant shall (i) each constitute rent payable hereunder (and shall sometimes collectively be referred to herein as “Rent”), (ii) be payable to Landlord when due without any prior notice or demand therefor in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (iii) be payable to Landlord at the address of Landlord specified in Item 12 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Applicable Laws (defined in Section 5.3.2, below). In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis. For purposes of this Lease, all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such, shall constitute “Additional Rent.”

3.4 Late Payments. Tenant hereby acknowledges and agrees that the late payment by Tenant to Landlord of Base Rent or Additional Rent (or any other sums due hereunder) will cause Landlord to incur administrative costs not contemplated under this Lease and other damages, the exact amount of which would be extremely difficult or impractical to fix. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date that is five (5) days after the date on which such payment is due (a “Late Charge Delinquency”), Tenant shall pay to Landlord, as Additional Rent, (i) a late charge (“Late Charge”) equal to five percent (5%) of the amount overdue to cover such additional administrative costs and damages, and (ii) interest on all such delinquent amounts at an interest rate (the “Default Rate”) equal to the lesser of (a) one and one-half percent (1 1/2%) per month or (b) the maximum lawful rate from the date of the Late Charge Delinquency until the date the same are paid. In no event, however, shall the charges permitted under this Article 3 or elsewhere in this Lease, to the extent the same are considered to be interest under Applicable Law, exceed the maximum lawful rate of interest. Landlord’s acceptance of any Late Charge or interest pursuant to this Section 3.4 shall not be deemed to constitute a waiver of Tenant’s default with respect to the overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder or under any Applicable Laws. Notwithstanding anything herein to the contrary, Landlord agrees to waive the default interest and late charges for one (1) late payment hereunder during any consecutive twelve (12) calendar month period during the Term, provided such late payment is paid in full within five (5) business days after written notice to Tenant of such failure.

4.	TAXES – EQUIPMENT; TAXES – OTHER.

4.1 Taxes – Equipment. Tenant shall pay prior to delinquency all governmental fees, taxes, tariffs and other charges levied directly or indirectly against any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in, or used by Tenant in or in connection with, the Tenant Space (“Taxes – Equipment”; individually, a “Tax – Equipment”). Tenant shall use its good faith efforts to cause such trade fixtures, furnishings, equipment and all other personal property of Tenant to be assessed and billed separately from the Property.

4.2 Taxes – Other. Tenant shall pay to Landlord, as Additional Rent and within thirty (30) days of Landlord’s demand therefor, and in such manner and at such times as Landlord shall direct from time to time by written notice to Tenant, all excise, sales, privilege or other tax, assessment or other charge or surcharge (other than income taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Landlord on account of (i) the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, business and occupation tax, license fee or excise tax levied by any governmental authority, (ii) this Lease, Landlord’s business as a lessor hereunder, and/or the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Tenant Space (including, without limitation, any applicable possessory interest taxes), (iii) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Tenant Space, or (iv) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder (collectively, the “Taxes – Other”; individually a “Tax – Other”); provided, however, that, if there is any tax, assessment or charge, which would otherwise be included within the foregoing definition of Taxes – Other that is, wholly or in part, imposed as a substitute tax, assessment or charge for Taxes – Real Property, such Tax – Other will be considered a Tax – Real Property to the extent that such tax, assessment or charge is imposed as a substitute for any Tax – Real Property.

4.2.1 Landlord hereby represents and warrants to Tenant, to the best of Landlord’s Actual Knowledge, that there are no Taxes – Other assessed against Landlord as of the Effective Date other than NONE.

5.	PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; HAZARDOUS MATERIALS.

5.1 Permitted Use. Tenant shall use the Tenant Space only in accordance with Applicable Laws for the installation, placement, operation and maintenance of computer, switch and/or communications equipment and connections, and in any case for all purposes necessary or appropriate for datacenter, colocation facility and/or telecommunications center purposes (including without limitation office uses, whether or not such office uses are associated with Tenant’s datacenter, colocation and/or telecommunications uses, and other reasonably associated uses, including storage) (collectively, the “Permitted Use”). Any other use of the Tenant Space is subject to Landlord’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

5.2 Further Assurances. Landlord agrees to reasonably cooperate with Tenant with regard to Tenant’s need for easements and/or other entitlements regarding the Tenant Space (whether as to construction, alteration and/or operation), including entering into reasonable easement and/or entitlement documentation for such purposes. Landlord and Tenant agree that Landlord shall not charge Tenant any additional Base Rent or other charges related to such documents, except that Landlord shall be entitled to be reimbursed by Tenant for its legal fees in accordance with (and subject to) the terms of Section 18.3, below, and Landlord shall be entitled to be reimbursed (within thirty (30) days after Tenant’s receipt of an invoice from Landlord for same) for any other actual third party out of pocket costs necessarily incurred by Landlord (e.g., fees charged by the applicable governmental entity or utility company) in effectuating such documents.

5.3 Compliance with Rules and Laws; Hazardous Materials.

5.3.1 Compliance with Rules and Regulations. Tenant and its employees and authorized representatives shall comply with the Rules and Regulations set forth on Exhibit F attached hereto. Landlord shall have the right to amend the Rules and Regulations from time to time, but only so long as such changes do not materially adversely affect Tenant’s use of the Tenant Space. In the event of a conflict between this Lease and the Rules and Regulations, as amended, this Lease shall control.

5.3.2 Compliance with Laws. Landlord and Tenant acknowledge and agree that it is the responsibility of Landlord to deliver the Tenant Space to Tenant on the Commencement Date with the Project Work in a Substantially Completed condition that complies with currently Applicable Laws (as defined below). To the extent that it is discovered, after the occurrence of the Commencement Date, that any portion of the Tenant Space did not (on the Commencement Date) comply with Applicable Laws, it shall be Landlord’s obligation, at Landlord’s sole cost and expense, to cause such non-compliance to be remedied. The foregoing notwithstanding, Landlord and Tenant acknowledge and agree that the terms of Exhibit E shall govern and control in the event of any conflict between the preceding two sentences and the requirements of Exhibit E. Except as set forth in the first (1st) three (3) sentences of this Section 5.3.2, following Landlord’s delivery to Tenant and Tenant’s acceptance of the Tenant Space, Tenant, at its sole cost and expense, shall timely take all action required to cause the Tenant Space, all Alterations and Tenant’s (and all other Tenant Parties’) use of the Tenant Space to comply at all times during the Term of this Lease in all respects with all laws, ordinances, building codes, rules, regulations (including the Americans with Disabilities Act), orders and directives of any governmental authority having jurisdiction (including without limitation any post-Commencement Date final certificate of occupancy), and all covenants, conditions and restrictions affecting the Property now or in the future applicable to the Tenant Space and with all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function (collectively, “Applicable Laws”). Additionally, Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner, or do or suffer any act in or about the Tenant Space which: (i) violates or conflicts with any Applicable Law; (ii) causes or is reasonably likely to cause damage to the Property, the Tenant’s Personal Property, the Tenant Space or the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, HVAC, plumbing or sprinkler, mechanical, and telecommunications systems and equipment (collectively, the “Building Systems”); (iii) will invalidate or otherwise violates a requirement or condition of any fire, extended coverage or any other insurance policy covering the Property, the Tenant’s Personal Property, the Tenant Space or the Building Systems, or will increase the cost of any of the same (unless Tenant shall agree in writing to pay any such increase to Landlord immediately upon demand as Additional Rent); (iv) amounts to (or results in) the commission of waste in the Tenant Space, the Building or the Property; (v) is other than the Permitted Use; or (vi) causes or is reasonably likely to cause damage to the Westin Building or the 2033 Sixth Avenue Building. Tenant shall be responsible for any losses, costs or damages in the event that unauthorized parties gain access to the Tenant Space or the Building through access cards, keys or other access devices provided to such unauthorized parties by Tenant. Tenant shall promptly upon demand reimburse Landlord as Additional Rent for any additional premium charged for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 5.3.2.

5.3.2.1 Landlord hereby represents and warrants that, to the best of Landlord’s Actual Knowledge, as of the Effective Date, the Property is not in violation of any Applicable Law.

5.3.3 Hazardous Materials.

(a) No Hazardous Materials (defined below) shall be Handled (defined below) upon, about, in, at, above or beneath the Tenant Space or any portion of the Building or the Property by or on behalf of Tenant, its Transferees (defined in Section 10.1, below) or partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Tenant Parties”). Additionally, Tenant shall not use the Tenant Space, or permit the Tenant Space to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law. Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use may be used at the Tenant Space without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws (defined below). Notwithstanding the foregoing, Tenant shall not have any liability (and shall not be required to remediate any condition) relating to Hazardous Materials which existed in, upon or under the Tenant Space as of the Commencement Date, except for any of same that were placed (and/or resulted from conditions caused ) by Tenant or any other Tenant Party.

(b) No Hazardous Materials (defined below) shall be Handled upon, about, in, at, above or beneath the Tenant Space or any portion of the Building or the Property by or on behalf of Landlord or Landlord’s partners, or their respective contractors, clients, officers, directors, partners, employees, servants, representatives, licensees, agents, or invitees (collectively, the “Landlord Parties”). Additionally, Landlord shall not use the Building, or permit the Building or portions thereof to be used, in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law.

(c) Notwithstanding the foregoing, normal quantities of those Hazardous Materials customarily used in the operation of the Building and/or otherwise by occupants and/or owners of the Building, and/or that would otherwise be consistent with Institutional Owner Practices (defined below in Section 7.3,) may be used at the Building, but only in compliance with all applicable Environmental Laws. “Environmental Laws” shall mean and include all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. “Hazardous Materials” shall mean and include: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing polychlorinated biphenyls (“PCBs”); (iv) asbestos, asbestos-containing materials or presumed asbestos-containing materials (collectively, “ACM”); (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, and are defined, or become defined by any Environmental Law. “Handle,” “Handled,” or “Handling” shall mean any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

6.	UTILITIES - ALLOCATION AND CONNECTIVITY; PAYMENTS AND INTERRUPTIONS.

6.1 Utilities. Utilities shall be provided to the Building as set forth in the Project Work described in Exhibit E.

6.2 Allocation of Electrical Service to Tenant. Two (2) basement vaults from Seattle City Light will supply electricity to the Building. Nine (9) megawatts of electricity shall be allocated to Tenant in connection with its use and operation of the Tenant Space; provided, however, that Tenant’s actual electricity consumption for the Tenant Space shall not, at any time, exceed four and one-half megawatts (4.5MW) from either vault (as to each such vault, 4.5 MW is the “Electricity Consumption Threshold”). In the event that Tenant’s electricity consumption from either vault at any time exceeds the applicable Electricity Consumption Threshold, Tenant agrees to take immediate action to cause power consumption from such vault to be at or below the relevant Electricity Consumption Threshold. For the avoidance of doubt, Landlord and Tenant acknowledge that all electricity, above the respective Electricity Consumption Thresholds, that is available from such vaults may be used by Landlord for the 2020 Parking Garage and/or for any other purpose.

6.3 Connectivity to Westin Building. Tenant currently leases from an affiliate of Landlord, 2001 Sixth LLC, a Delaware limited liability company (the “Westin Building Landlord”) certain premises on four different floors of the Westin Building, including certain premises on the fifth floor (“Westin Suite 500”), eleventh floor (“Westin Suite 1100”), twelfth floor and thirteenth floor of the Westin Building. Concurrently with the execution of this Lease, Tenant will be leasing, from the Westin Building Landlord, certain premises on the third floor of the Westin Building commonly known as Suite 350 (“Westin Suite 350”). The parties acknowledge that as part of the Project Landlord’s Work, the Contractor will install the Building-to-Building Skybridge, which will connect Level 3/4 of the Building and Level 3 of the Westin Building Garage to the 2033 Sixth Avenue Building and also to Westin Suite 350. As part of the Project Tenant’s Work, the Contractor will also install up to six (6) 4-inch conduits, which connect Tenant’s Suite 500 in the Building, by two (2) diverse routes with up to three (3) conduits per route (as generally depicted in Exhibit D), to Westin Suite 500 and Westin Suite 1100 (the “Building-to-Building Conduits”). Subject to the terms and conditions of the Westin Suite 350 Lease (defined below), the Westin Suites 500-1100-1300 Lease (defined below) and this Lease, as more particularly described in Sections 6.3.1 through 6.3.5 below, Tenant shall have the right to use (on an exclusive basis) the Building-to-Building Conduits without any charge or any other cost. Tenant may, at its sole cost and expense (which cost and expense shall include, but not be limited to, any and all permit and other fees payable to the City of Seattle, and all costs of installation and maintenance following such installation) install any cabling and wiring to be located in such Building-to-Building Conduits.

6.3.1 Tenant acknowledges and agrees that the portion of the Building-to-Building Conduits that Tenant has the right to use under the terms of this Lease is limited to those portions of the Building-to-Building Conduits that will be situated within the boundaries of the Land and a portion of one route that will cross the Alley via the roof of the Building-to-Building Skybridge (“Building-to-Building Conduits - 2020 Portion”) up to but not including the point where the Building-to-Building Conduits will penetrate the boundaries of the land upon which the Westin Building and Westin Building Garage respectively sit. Tenant’s right use the Building-to-Building Conduits - 2020 Portion shall continue until the expiration or earlier termination of this Lease. Tenant’s right to use the remaining portions of the Building-to-Building Conduits (“Building-to-Building Conduits - Westin Portion”) is governed by an amendment to Tenant’s lease with the Westin Building Landlord for its premises on the fifth, eleventh and thirteenth floors of the Westin Building (the “Westin Suites 500-1100-1300 Lease”).

6.3.2 Tenant acknowledges that under the terms and conditions of the Westin Suites 500-1100-1300 Lease, as amended, Tenant’s right to use the Building-to-Building Conduits - Westin Portion shall expire upon the earlier to occur of the expiration or earlier termination of either (1) this Lease or (2) the Westin Suites 500-1100-1300 Lease.

6.3.3 The terms of Section 6.3.2 above notwithstanding, in the event that the Westin Suites 500-1100-1300 Lease is assigned by Tenant to another party, Tenant’s right to use the Building-to-Building Conduits - Westin Portion under the Westin Suites 500-1100-1300 Lease shall expire upon the effective date of such assignment, unless such assignee agrees in writing (at the same time as the effective date of the assignment) that Tenant can continue to use the Building-to-Building Conduits-Westin Portion for the remaining term of the Westin Suites 500-1100-1300 Lease, in which case Tenant’s right to use the Building-to-Building Conduits-Westin Portion shall continue for the remaining term of the Westin Suites 500-1100-1300 Lease, subject to the terms of this Section 6.3.

6.3.4 Notwithstanding anything to the contrary in Section 6.3.2 or 6.3.3, upon the termination of Tenant’s right to use the Building-to-Building Conduits - Westin Portion after either (i) termination of the Westin Suites 500-1100-1300 Lease or (ii) assignment of the Westin Suites 500-1100-1300 Lease if the assignee does not agree in writing that Tenant can continue to use the Building-to-Building Conduits-Westin Portion for the remaining term of the Westin Suites 500-1100-1300 Lease, then and in either such event, the terms and conditions of Tenant’s lease with the Westin Building Landlord for Westin Suite 350 (the “Westin Suite 350 Lease”) will govern any future right of Tenant to connect cable or wire from the Building-to-Building Conduits - 2020 Portion into anywhere in the Westin Building or Westin Building Garage, including without limitation any “meet-me-room(s)” of the Westin Building, or to connect cable or wire from anywhere in the Westin Building, including without limitation any “meet-me-room(s)” of the Westin Building, into the Building-to-Building Conduits - 2020 Portion.

6.3.5 The Basis of Design (Exhibit E-2 hereof) assumes, for design purposes only, twelve (12) Building-to-Building Conduits in two diverse routes of six (6) conduits in each route. However, Landlord and Tenant acknowledge and agree that this Lease and the Westin Suites 500-1100-1300 Lease provide Tenant with rights to a maximum of six (6) 4-inch conduits in two diverse routes of up to three (3) conduits in each route. Landlord and Tenant further acknowledge and agree that the Building-to-Building Conduits are an Allowance item in Exhibit E-3 hereof and that Tenant’s present planning, as generally depicted in Exhibit D hereof, is that the Contractor, as part of the Project Tenant’s Work, will initially install only four (4) 4-inch conduits (two (2) conduits in each of the two (2) diverse routes). In the event only four (4) 4-inch conduits (two (2) conduits in each of the two (2) diverse routes) are installed as part of the Project Tenant’s Work, Tenant will have the future right, subject to the terms and conditions of this Lease and the Westin Suites 500-1100-1300 Lease, to install, at Tenant’s own expense, up to two (2) additional 4-inch conduits (up to one (1) additional conduit in each of the two (2) diverse routes generally depicted in Exhibit D).

6.4 Installation of Fiber Optic Cable. Following the delivery of the Tenant Space by Landlord to Tenant, Tenant shall have the right to install, at its sole cost and expense (which cost and expense shall include, but not be limited to, all permit and other fees payable to the City of Seattle, and all costs of installation and maintenance following such installation) but without additional Base Rent applicable thereto, fiber optic cable from the street to the Tenant Space. Such installation shall be subject to Landlord’s prior approval with respect to routes, construction engineering and the method of procedure for any building penetrations to be made in connection with such installation, which approval by Landlord shall not be unreasonably withheld, conditioned or delayed.

6.5 Tenant’s Payment Obligations. Commencing on the Commencement Date, Tenant shall timely pay for all utilities (including, but not limited to, electricity, water and sewage service) provided to and/or used in (or for) the Tenant Space. With respect to electrical power, Landlord shall pay Seattle City Light directly for all costs of Building electricity; and, on a monthly basis, will bill Tenant for the proportionate amount of such costs that are applicable to the Tenant Space, based on the sub-metered amounts supplied to the Tenant Space (without mark-up by Landlord) and charged or otherwise assessed by Seattle City Light, including, but not limited to, usage charges, commitment charges, capacity charges and taxes. Tenant shall pay to Landlord the amounts billed within thirty (30) days from the date of each invoice therefor. Tenant shall also be responsible for providing all financial security, of whatever nature (e.g., letter of credit or other security deposit) and whether based on use, non-use or committed capacity, required by any utility providers for the electrical power or other utility services provided to or reserved for the Tenant Space. Tenant agrees to provide Landlord with evidence of utility payments and of the payment of such financial security required in connection therewith, within thirty (30) days of delivery of a written request therefor from Landlord.

6.6 Landlord’s Payment Obligations. Landlord shall timely pay for all electricity charges applicable to the use and operation of the 2020 Parking Garage.

6.7 Interruption of Utilities. Landlord shall not be liable for damages, nor shall the Rent herein reserved be abated, for any interruption or failure of utility services to be provided to the Tenant Space, including without limitation electricity, nor shall the interruption or failure of utility services to be provided to the Tenant Space be construed as an eviction of Tenant or relieve Tenant from the duty of observing and performing any of the provisions of this Lease to be performed by Tenant hereunder.

7.	MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY.

7.1 Landlord’s Maintenance. Landlord shall have no obligation to repair, maintain and/or replace the Tenant Space or any equipment therein or thereon, except as otherwise expressly provided in this Lease. Landlord shall, at its sole cost and expense, maintain (in a manner consistent with the Basis of Design (Exhibit E-2) and Plans (Exhibit E-4), as modified by Modifications, if any) the foundation of the Building, its exterior façade (with the exception of the repair and maintenance of any mechanical louvers installed on the exterior of any portion of the Tenant Space, which are hereby agreed by the parties to be the responsibility of Tenant to maintain, repair and replace), the structural portion of the Roof (i.e. not the Roof membrane), the Building-to-Building Skybridge, the Shared Spaces that are not Restricted Common Areas, and all portions of (and any equipment associated with) the 2020 Parking Garage. The areas of the Property for which Landlord is assigned the obligation to repair and maintain, pursuant to this Section 7.1, are referred to herein as “Landlord’s Repair Obligations.” Tenant’s allocable share of CAM relating to such Landlord expenses shall be paid as provided in Section 3.2.4 hereof.

7.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, repair, maintain and make any necessary replacements (for which the decision of whether any component should be repaired or replaced shall, except in connection with Landlord’s self-help right, described below in this Section 7.2, be made by Tenant in Tenant’s sole and absolute discretion) with respect to the Tenant Space (which includes, for such purposes, the membrane of the Roof), the Building’s elevator, and all Building Systems (other than any Building Systems that exclusively serve the 2020 Parking Garage), and the Restricted Common Areas, in good order and in a clean and safe condition (and in at least as good order and clean condition as when Tenant took possession), ordinary wear and tear, and damage due to Casualty and Taking (other than damages for which restoration would be required to be consistent with the Casualty Restoration Standard – Tenant under Article 8 hereof) excepted. The areas of the Property for which Tenant is assigned the obligation to repair and maintain, pursuant to this Section 7.2, are referred to herein as “Tenant’s Repair Obligations.” If Tenant fails to perform its covenants of maintenance and repair hereunder, and if such failure shall continue after written notice to Tenant and thirty (30) days for Tenant to cure such failure (or such additional time as may be reasonably required for Tenant to effectuate such cure), then Landlord may, but shall not be obligated to, perform all necessary or appropriate maintenance and repair, and any third-party out-of-pocket amounts reasonably expended by Landlord in connection therewith, plus an administrative charge of five percent (5%) of such amounts, shall be reimbursed by Tenant to Landlord as Additional Rent within thirty (30) days after Landlord’s demand therefor.

7.3 Alterations. Notwithstanding any provision in this Lease to the contrary, Tenant shall not make or cause to be made any alterations, additions, improvements or replacements to the Tenant Space or any other portion of the Building or Property (collectively, “Alterations”) without the prior written consent and approval of Landlord, which consent and approval may not be unreasonably withheld, conditioned or delayed; provided, however, that Landlord’s consent shall not be required for any usual and customary installations, repairs, maintenance, and removals of equipment and telecommunication cables within the Tenant Space if and to the extent that such installations, repairs, maintenance, and removals (i) are usual and customary within the industry, and (ii) will not materially adversely affect the Building’s structure or the Building Systems, or (iii) that will not have the result of changing the use of the Tenant Space from that of a functioning data center. For example, Landlord’s consent would not be required for the configuration and placement of overhead ladder racks that are usual and customary in datacenters even if attached to the ceiling. For purposes hereof, “Institutional Owner Practices” shall mean practices that are consistent with the practices of the majority of the institutional owners of institutional grade, first-class datacenter or telecommunications projects in the United States of America. Landlord and Tenant acknowledge and agree that Tenant may elect, in Tenant’s sole and absolute discretion, to either (a) leave all Alterations as part of the Tenant Space upon the expiration or earlier termination of this Lease in good and operable condition, ordinary wear and tear, and damage due to Casualty and Taking (other than damages for which restoration would be required to be consistent with the Casualty Restoration Standard – Tenant under Article 8 hereof), excepted, or (b) remove (and/or restore, as applicable) any Alteration at any time prior to the expiration or earlier termination of this Lease, provided that such Alteration is completely removed and the portion of the Building from which the Alteration is removed is fully restored back to substantially the same condition it was prior to the installation of same, ordinary wear and tear, and damage due to Casualty and Taking (other than damages for which restoration would be required to be consistent with the Casualty Restoration Standard – Tenant under Article 8 hereof), excepted. Additionally, Landlord and Tenant agree that Landlord shall provide its consent (or objections) with regard to Tenant’s requests for Alterations consent within ten (10) business days after Landlord’s receipt of such request. In the event that Landlord has failed to provide its consent (or objections) within the prescribed ten (10) business day period, Landlord will be deemed to have consented with regard to such request for Alterations consent; provided that (i) such request for Alterations consent contains the phrase “DATED MATERIAL ENCLOSED. RESPONSE IS REQUIRED WITHIN TEN BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF”, in all capital letters (no smaller than sixteen (16) point font) in a conspicuous location inside the package in which such request for Alterations consent is provided to Landlord; (ii) such request for Alterations consent contains three (3) full sets of drawings (two full size hard copies, and one full set of drawings on CD); and (iii) in the event that Landlord has not responded within the applicable notice period, Tenant agrees to provide Landlord one (1) additional written notice and one (1) additional business day in which to respond, prior to such deemed approval taking effect. The foregoing notwithstanding, if the Alterations consent request is received by Landlord after month 12 of the Term, and if Landlord engages a third party engineer to review Tenant’s request for Alterations consent (and Landlord shall notify Tenant within five (5) business days of receiving Tenant’s request for Alterations whether such outside engineering review will be commissioned), Landlord shall provide its consent (or objections) with regard to Tenant’s requests for Alterations consent within fifteen (15) business days after Landlord’s receipt of such request. In any instance where Tenant desires to conduct Alterations prior to the Commencement Date (and Landlord allows Tenant to do so), Tenant’s contractors, laborers, materialmen and others furnishing labor or materials for Tenant’s job must work in harmony and not interfere with any labor utilized by Landlord, Landlord’s contractors or mechanics; and if at any time such entry by one (1) or more persons furnishing labor or materials for Tenant’s work shall cause disharmony or interference for any reason whatsoever without regard to fault, the consent granted by Landlord to Tenant and/or the express or implied permission for such persons to enter the Tenant Space may be withdrawn at any time upon written notice to Tenant. Additionally, all such contractors, laborers, materialmen and others must obtain (and provide Landlord evidence of) such insurance as Landlord may reasonably require, prior to any such entry. Tenant shall have the right to select the contractor for the performance of any approved Alterations, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s approval of the contractors (including subcontractors) for any Alterations shall also be contingent upon Landlord receiving proof that (a) all contractors (including subcontractors) have Workers’ Compensation Insurance as required by Washington law and carry adequate liability insurance on substantially the same terms as required of Tenant under Sections 9.1 below. With respect to any Alterations that are requested by Tenant and for which approval is required, and provided, by Landlord, Tenant shall provide “as-built” plans to Landlord within thirty (30) days following the completion thereof.

7.4 Removal of Tenant’s Personal Property. Each of Tenant and Landlord agrees that (a) Tenant may elect, in Tenant’s sole and absolute discretion, to either leave any of Tenant’s Personal Property – Permitted Removal (defined in Section 7.4.1, below) as part of the Tenant Space upon the expiration or earlier termination of this Lease, or remove (and restore any damage caused by such removal) any of Tenant’s Personal Property – Permitted Removal at any time prior to the expiration or earlier termination of this Lease, and (b) Tenant shall be required to remove all of Tenant’s Personal Property – Required Removal (defined in Section 8.4.1, below) from the Tenant Space prior to the expiration or earlier termination of this Lease, and restore any damage caused by such removal, at any time prior to the expiration or earlier termination of this Lease. For the avoidance of doubt, Tenant acknowledges and agrees that, as it relates to any item of Tenant’s Personal Property that is removed, the entire item must be removed and the Property must be properly and completely restored (e.g., if Tenant chooses to remove a generator that is part of Tenant’s Personal Property – Permitted Removal, (a) the generator and the connecting lines must be properly de-commissioned and completely removed in their respective and total entirety by a licensed electrician, and (b) the fuel tank(s) must be completely removed (and the Land remediated, as necessary) by a technician/contractor who is properly licensed to conduct such removal and remediation in accordance with all applicable Environmental Laws). For the further avoidance of doubt, Landlord and Tenant acknowledge and agree that an item of Tenant’s Personal Property having the status of “Tenant’s Personal Property – Permitted Removal” or that of “Tenant’s Personal Property – Required Removal” shall not be deemed, in and of itself, to modify Tenant’s obligations under this Lease, as it relates to such items of Tenant’s Personal Property (i.e., if one of Tenant’s fuel tanks develops a leak, Tenant retains the obligation, under Section 5.3.3(a) and Section 7.2, to cause the fuel tank to be repaired and the Land to be remediated, notwithstanding such item’s status as an item of “Tenant’s Personal Property – Permitted Removal” and/or Tenant’s decision not to remove the same at the expiration of the Term of this Lease).

7.4.1 Defined Terms (Tenant’s Personal Property).

7.4.1.1. For the purposes hereof, the term “Tenant’s Personal Property-Required Removal” shall mean and refer to the following items of Tenant’s Personal Property: all cable, wiring, connecting lines, cabinets, racks and cable trays.

7.4.1.2 For the purposes hereof, the term “Tenant’s Personal Property-Permitted Removal” shall mean and refer to all items of Tenant’s Personal Property that are not Tenant’s Personal Property – Required Removal, including: generators, HVAC equipment, UPSs and PDUs.

7.4.2 Standards and Timing of Removal. As it relates to all items of Tenant’s Personal Property that are removed (whether such removal is required or chosen, pursuant to this Section 7.4), Tenant shall, at Tenant’s sole cost and expense, promptly cause such removal to occur, and shall cause those portions of the Building and/or the Tenant Space that are damaged by such removal (or by the initial installation) of such Tenant’s Personal Property to be restored to substantially the same condition that existed immediately prior to the installation or placement of such items, ordinary wear and tear, and damage due to Casualty and Taking (other than damages for which restoration would be required to be consistent with the Casualty Restoration Standard – Tenant under Article 8 hereof), excepted. In that regard, if Tenant fails to promptly and completely: (a) remove any items of Tenant’s Personal Property – Required Removal (e.g., upon the expiration of the Removal Period (as defined in Section 13.2, below), cable, wiring and/or connecting lines remain in the Tenant Space), and/or (b) remove any items of Tenant’s Personal Property – Permitted Removal that Tenant undertakes to remove in part (e.g., upon the expiration of the Removal Period, Tenant has removed a generator, but has not removed (and remediated, as necessary) the corresponding fuel tank(s)), and if such failure shall continue after written notice to Tenant and thirty (30) days for Tenant to cure such failure (or, provided Tenant has commenced such removal within such thirty (30) day period, such additional time as may be reasonably required for Tenant to effectuate such cure), Landlord shall, in each such case, have the right to remove such items of Tenant’s Personal Property and to restore those portions of the Building, the Property and/or the Tenant Space damaged by such removal (or the initial installation or operation thereof) to substantially the same condition that existed immediately prior to the installation or placement of such item(s) of Tenant’s Personal Property, in which case Tenant agrees to reimburse Landlord within thirty (30) days of Landlord’s demand therefor, for all of Landlord’s costs of removal and restoration plus an administrative fee equal to five percent (5%) of such cost.

7.4.3 Ordinary Course. Subject to the terms of Sections 7.4, 7.4.1 and 7.4.2, Tenant may, from time to time during the Term, remove Tenant’s Personal Property from the Tenant Space in the ordinary course of business.

7.5 Repair of Design or Construction Defects. In the event that, within the first thirty-six (36) months of the Term, Tenant reasonably determines and provides written notice to Landlord that there are defects in the construction or design of the Project Tenant’s Work which result in the failure of any component of the Project Tenant’s Work to perform substantially in accordance with performance levels specified in the Basis of Design (Exhibit E-2) and Plans (Exhibit E-4), the Landlord shall be obligated to, or shall cause the Contractor or Design Consultants to, repair, redesign, reconstruct and/or replace such components so that such defect is corrected (“Landlord’s Extraordinary Repair Obligations”). This excludes, however, (a) defects caused by abuse, neglect, negligence or willful misconduct by Tenant or Tenant’s Separate Contractors, (b) defects caused by Modifications not executed by Landlord or Contractor, (c) defects caused by improper or insufficient maintenance, improper operation, or normal wear and tear under normal usage, or (d) labor or Material costs for repairing or replacing defective equipment (for example, a defectively manufactured pump or generator, as distinguished from defectively installed equipment), except to the extent such costs are covered under an unexpired manufacturer’s warranty.

7.5.1 In the event Tenant provides notice of design or construction defects to Landlord in accordance with this Section 7.5, Landlord shall have a period of thirty (30) days thereafter within which to investigate the claimed design or construction defects, and to meet and confer with Tenant, the Contractor and/or the Design Consultants for the Project Tenant’s Work. In such meet and confer period, Tenant shall provide Landlord, the Contractor and/or such Design Consultants with reasonable access to all records of Tenant substantiating the claimed design or construction defects.

7.5.2 At or before the end of such thirty (30) day meet and confer period, Landlord shall commence or cause the Contractor and/or Design Consultants to commence and diligently pursue the repairs, redesigns, reconstruction and/or replacements reasonably required to correct, on a commercially reasonable schedule, any design or construction defects within Landlord’s Extraordinary Repair Obligations. Provided such efforts are so commenced by Landlord, the Contractor and/or the Design Consultants and are diligently pursued and completed on a commercially reasonable schedule, then except in the case of an emergency that prevents Tenant from accessing the Tenant Space or that may result in injury to persons or actual damage to property, Tenant shall have no rights of Tenant Self-Help in respect to any design or construction defects which Landlord is obligated to correct under this Section 7.5.

7.5.3 In the event Tenant exercises its rights under this Section 7.5 to require Landlord to correct any design or construction defects in the Project Tenant’s Work, Tenant shall reasonably cooperate with Landlord’s diligent efforts to correct such defects, including, without limitation, cooperating with any efforts of Landlord to enforce any warranties or indemnities of the Design Consultants and/or the Contractor, its subcontractors, suppliers and/or manufacturers of any components of the Project Tenant’s Work, whether such warranties or indemnities are held by Landlord or have been given directly to Tenant by such Contractors, subcontractors, suppliers or manufacturers or assigned to Tenant pursuant to Exhibit E hereto.

8.	CASUALTY EVENTS; TAKINGS.

8.1 Casualty Events.

8.1.1 Damage; Standards for Repair. If at any time during the Term of this Lease, any portion of the Property shall be damaged or destroyed by fire or other casualty (a “Casualty Event”), then (a) Landlord shall, subject to the terms of this Article 8, be obligated to promptly, diligently, using good faith, repair and reconstruct those portions of the Property that fall within Landlord’s Repair Obligations to substantially the same condition in which they existed immediately prior to the occurrence of the Casualty (such repair and reconstruction standard is referred to herein as the “Casualty Restoration Standard-Landlord”), and (b) Tenant shall, subject to part (a) above, be obligated (following Landlord’s completion of the Casualty Restoration Standard-Landlord) to repair and reconstruct those portions of the Property that fall within Tenant’s Repair Obligations to substantially the same condition in which they existed immediately prior to such Casualty (such repair and reconstruction standard is referred to herein as the “Casualty Restoration Standard-Tenant”). The foregoing notwithstanding, while Tenant shall be obligated to complete the Casualty Restoration Standard-Tenant, it shall be Tenant’s option, in Tenant’s sole and absolute discretion, as to whether Tenant desires to repair, replace, rebuild or otherwise restore any of Tenant’s Own Work or any of Tenant’s Personal Property and/or Tenant’s post-Commencement Date Alterations.

8.1.1.1 Tenant’s Termination Right. If (a) a Casualty Event causes damage to the Tenant Space, or (b) a Casualty Event causes damage to the Building such that Tenant is prevented from accessing the Tenant Space, then, in each event, Tenant shall have the right to terminate this Lease by, and effective upon, written notice to Landlord if the Repair Period-Estimated (Landlord) exceeds ninety (90) days (in which case Tenant must provide written notice to Landlord of such termination within twenty (20) days after Tenant’s receipt of the Casualty Repair Notice (Landlord). If (a) the Repair Period – Estimated (Landlord) was ninety (90) days or less, but the Repair Period-Actual (Landlord) exceeds ninety (90) days, or (b) the Repair Period-Estimated (Landlord) was more than ninety (90) days and Tenant did not exercise its termination right, but the Repair Period-Actual (Landlord) exceeds the Repair Period-Estimated (Landlord), then, in each event, Tenant shall, until such time as the Casualty Restoration Standard-Landlord has been completed (except for minor punch list items which do not materially interfere with Tenant’s use of the Tenant Space), have the right to terminate this Lease by giving Landlord at least ten (10) business days written notice, in which event, such termination shall be effective on the date set forth in such notice unless Landlord has and continues to diligently pursue completion and actually completes the Casualty Restoration Standard-Landlord (except for minor punch list items which do not materially interfere with Tenant’s use of the Tenant Space) prior to the end of such 10-business day period.

8.1.1.2 Landlord’s Termination Right. If (a) the Casualty Repair Notice (Landlord) indicates a Repair Period – Estimated (Landlord) that exceeds one hundred and eighty (180) days, and (b) the Casualty Event occurs at a time when there are 12 months or less remaining in the Term, then Landlord may, by thirty (30) days written notice to Tenant, terminate this Lease. Additionally, destruction of the entirety (or substantially all) of the Building shall automatically terminate this Lease (a “Casualty-Complete Termination”) (in which case Landlord must provide written notice of such Casualty-Complete Termination within ninety (90) days after the date of the Casualty Event). The foregoing notwithstanding, Tenant shall have the right to negate such a Casualty-Complete Termination by virtue of (a) providing written notice to Landlord, within thirty (30) days after Tenant’s receipt of the Casualty-Complete Termination notice, stating Tenant’s desire for Landlord to complete the Casualty Restoration Standard – Landlord, rather than allow the Lease to terminate; and (b) including in such notice a waiver by Tenant of the rights to terminate this Lease under Section 8.1.1.1, above. In such case, Tenant agrees that the net period of Base Rent abatement related to such Casualty Event shall not exceed an aggregate of five hundred forty (540) calendar days. In order to achieve such net period of Base Rent abatement, Landlord and Tenant agree that any period of time, in excess of five hundred forty (540) calendar days, during which the Base Rent is abated in connection with such Casualty Event shall, by virtue of written notice from Landlord to Tenant upon Landlord’s completion of the Casualty Restoration Standard-Landlord, be deemed to have been added to the end of the Term of this Lease (e.g., in the event that Base Rent is abated for a total of seven hundred (700) calendar days in connection with Landlord’s completion of the Casualty Restoration Standard – Landlord, the Term shall (upon the completion of the Casualty Restoration Standard – Landlord) be deemed to have been extended by one hundred sixty (160) additional days).

8.1.1.3 Base Rent Abatement – Casualty Events. In the event that this Lease is terminated pursuant to Sections 8.1.1.1 or 8.1.1.2, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, Base Rent shall be abated proportionately during the Repair Period-Actual (Landlord) to the extent that the Tenant Space (i) is unfit for use by Tenant in the ordinary conduct of Tenant’s business, and (ii) actually is not used by Tenant. Notwithstanding anything in this Section 8.1 to the contrary, there shall be no abatement of rent by reason of any portion of the Tenant Space being unusable for a period equal to one day or less.

8.1.2 Insurance Deductibles. For the avoidance of doubt, Landlord shall be responsible for the payment of any deductible applicable to the property insurance required of Landlord under Section 9.2, and Tenant will be responsible for the payment of any deductible applicable to the property insurance required of Tenant under Section 9.1.

8.2 Takings.

8.2.1 Total Taking. If the entire Building shall be condemned by a governmental authority under its power of eminent domain (a “Total Taking”), this Lease shall terminate as of the date of the vesting of title in the condemning authority.

8.2.2 Partial Taking. If only a part of the Building shall be the subject of a Taking, this Lease shall continue in full force and effect, subject to the terms of Sections 8.2.3 through 8.2.7 below.

8.2.3 Tenant’s Termination Right – Partial Taking. If only a portion of the Property is taken under the power of eminent domain or condemned by any competent authority for any public or quasi public use or purpose, or sold to prevent the exercise thereof (a “Partial Taking”) and if the Partial Taking represents the taking of any portion of the Building or the Property that is vital to the conduct of the Permitted Use, including, without limitation, if, by reason of such Taking, Tenant no longer has reasonable means of access to the Building or no longer has a reasonable location to place its generators, then Tenant may terminate this Lease by notice to Landlord given within sixty (60) days following the date upon which Tenant received notice of such Taking. If Tenant so notifies Landlord, this Lease shall terminate upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice. If Tenant does not terminate this Lease in accordance with this Section 8.2.3 (time being of the essence), Landlord and Tenant shall be obligated to restore the Project Work to a condition (accounting for the condemned/taken portion of same) consistent with their respective Casualty Restoration Standards set forth in Section 8.1.1 above.

8.2.4 Base Rent Abatement – Taking. If any part of the Tenant Space is taken by condemnation and this Lease remains in full force and effect, on the date of taking the Monthly Base Rent shall be equitably reduced, based in part upon the ratio that the total number of square feet in the Tenant Space taken bears to the total number of square feet in the Tenant Space immediately before the date of taking.

8.2.5 Taking Award Rights. With respect to the award from the condemning authority related to a Taking of all or any portion of the Property, any award for a Taking of all or any portion of the Land shall be allocated entirely to Landlord, and any award for a Taking of all or any portion of the Building (“Building Award”) shall be allocated between Landlord and Tenant on the following basis: Tenant shall be entitled to the portion of the Building Award based upon the then-actual value in their then-present condition of the improvements made to the Building at Tenant’s expense (including, without limitation, the Project Tenant Work, Tenant’s Own Work, and all Alterations made by Tenant), the then-actual value in their then-present condition of the Tenant’s Personal Property, and the costs of Tenant’s loss of business relating to such Taking, if and to the extent that such amounts for Tenant’s loss of business are included in the Taking, are includable in the Building Award under then-applicable Washington law and are specifically accounted for in the Building Award; and Landlord shall be entitled to the balance of the Building Award. The foregoing notwithstanding, in the event that this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for condemned/taken items of Tenant’s Personal Property, the value of Tenant’s unamortized, but taken, leasehold improvements or other improvements to the Tenant Space made by Tenant or at Tenant’s expense and for Tenant’s moving expenses and loss of business related to such Taking, but only if such claim and/or recovery does not reduce the condemnation/taking award otherwise payable to Landlord in connection with such Taking. If any such award that is made, or compensation that is paid, to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly make an accounting of same to the other.

8.2.6 Tenant’s Remedy. In the event of a Casualty or Taking, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s (a) business, or (b) use or access of all or any part of the Tenant Space, in either case, resulting from any such damage, repair, reconstruction or restoration, except as expressly stated herein.

8.2.7 Waiver. Landlord and Tenant agree that the provisions of this Article 8 and the remaining provisions of this Lease shall exclusively govern the rights and obligations of the parties with respect to any and all damage to, or destruction of, all or any portion of the Tenant Space, the Building or the Property, and/or any Taking thereof, and Landlord and Tenant hereby waive and release each and all of their respective common law and statutory rights inconsistent herewith, whether now or hereinafter in effect.

9.	INSURANCE.

9.1 Tenant’s Insurance. Tenant shall, at Tenant’s sole cost and expense, procure and maintain throughout the Term of this Lease, a policies or policies of insurance in accordance with the terms and requirements set forth on Exhibit G attached hereto.

9.2 Landlord’s Insurance. Landlord shall procure and keep in effect from the date of this Lease and at all times until the end of the Term, All Risk or Special Peril Form coverage insuring Landlord and the Building (Landlord’s Repair Obligations only) for the full replacement value thereof, without deduction for depreciation and with such deductibles as Landlord determines from time to time in accordance with sound and reasonable risk management principles.

9.3 Waiver of Subrogation. Landlord and Tenant each release the other (and their respective agents, employees and representatives) from responsibility for, and waive their entire claim of recovery against the other (and their respective agents, employees and representatives) for (i) any loss or damage to the real or personal property of either located anywhere in Building, arising out of or incident to the occurrence of any of the perils which may be covered by an All Risk or Special Peril Form insurance policy, with extended coverage endorsement in common use in the Seattle locality, or (ii) loss resulting from business interruption at the Tenant Space or loss of rental income from the Building, arising out of or incident to the occurrence of any of the perils which may be covered by a business interruption insurance policy and by the loss of rental income insurance policy in common use in the Seattle locality. Tenant and Landlord shall cause their respective insurance carriers to consent to such release and waiver and to waive all rights of subrogation against the other. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

10.	TRANSFERS.

10.1 Restrictions on Transfers; Landlord’s Consent. Except for Permitted Transfers (defined in Section 10.1.1), Permitted Agreements (defined in Section 10.4) and Permitted Subleases (defined in Section 10.5), Tenant shall not sublease all or any part of the Tenant Space, nor assign this Lease, nor enter into any other agreement (a) permitting a third party (other than Tenant’s employees and occasional guests) to occupy or use any portion of the Tenant Space, or (b) otherwise assigning, transferring, licensing, mortgaging, pledging, hypothecating, encumbering or permitting a lien to attach to its leasehold interest under this Lease (any such assignment, sublease, license or the like may sometimes be referred to herein as a “Transfer” and any person or entity to whom a Transfer is made or sought to be made is referred to herein as a “Transferee”), without Landlord’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. The term “Transfer” shall also include any sublease or sub-license of whatever tier. Except for Permitted Transfers and Permitted Agreements, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, any Transfer or attempted Transfer shall constitute an Event of Default of this Lease.

10.1.1 Permitted Transfer. Notwithstanding anything to the contrary in this Lease, Tenant shall have the right, with no consent of Landlord being required or necessary (such event, a “Permitted Transfer”) (however, Landlord shall be given written notice within thirty (30) days of such Permitted Transfer), to sublease all or a portion of the Tenant Space or to assign this Lease by operation of law or otherwise to any of the following entities (each a “Permitted Assignee”): (i) an affiliate, subsidiary, or parent of Tenant, or a corporation, partnership or other legal entity wholly owned by Tenant (collectively, a “Tenant Affiliate”); provided, however, that the Tangible Net Worth (defined below) of such Tenant Affiliate is not less than the Tangible Net Worth of Tenant as of the Effective Date, or (ii) a successor to Tenant by acquisition or merger, or by a consolidation or reorganization pursuant to which Tenant ceases to exist as a legal entity (each such party a “Successor Party”) and the Tangible Net Worth of the surviving or created entity is not less than the Tangible Net Worth of Tenant as of the Effective Date. As used herein, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or a controlling interest in whose voting equity is owned by Tenant; and (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant. The term “Tangible Net Worth” as used herein shall mean the excess of total assets over total liabilities (in each case, determined in accordance with GAAP). Excluded from the determination of total assets are all assets which would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

10.1.2 Certain Permitted Financing. Notwithstanding anything to the contrary in this Lease, the mortgaging, pledging, hypothecating, encumbering or permitting a lien to attach to any of Tenant’s Personal Property (in each case, a “Tenant’s Personal Property Financing”) is not a Transfer, and Tenant shall have the right, with no consent of Landlord being required or necessary, to mortgage, pledge, hypothecate, encumber or permit a lien to attach to any of Tenant’s Personal Property (other than to its leasehold interest under this Lease), including, without limitation, for equipment financing; provided, however, that Landlord shall not be obligated to permit the secured party in any Tenant’s Personal Property Financing to access the Building for the purposes of removing any of Tenant’s Personal Property unless and until such secured party has entered into a reasonably acceptable access agreement with Landlord and Tenant. Such access agreement shall expressly prohibit any auction in the Building of Tenant’s personal property.

10.2 Notice to Landlord. If Tenant desires to make any Transfer (other than a Permitted Transfer, for which Tenant must notify Landlord within twenty (20) days after the occurrence of same, or a Permitted Agreement, for which no notice is necessary other than that which is expressly described in Section 10.4, below, but in each instance for which all materials described in this Section 10.2 must still be provided contemporaneously with such notice), then at least twenty (20) business days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the proposed Transfer, Tenant shall submit to Landlord a written request (a “Transfer Notice”) for Landlord’s consent, which notice shall include: (i) a statement containing: (a) the name and address of the proposed Transferee; (b) current, certified financial statements of the proposed Transferee, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) reasonably required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (c) all of the principal terms of the proposed Transfer; and (d) such other information and materials as Landlord may reasonably request (and if Landlord requests such additional information or materials, the Transfer Notice shall not be deemed to have been received until Landlord receives such additional information or materials) and (ii) four (4) originals of the proposed assignment or other Transfer on a form approved by Landlord and such other Transfer documentation that is executed by Tenant and the proposed Transferee. If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant shall re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10.

10.3 No Release; Subsequent Transfers. No Transfer (whether or not a Permitted Transfer) will release Equinix Operating Co., Inc., and/or any successor of Equinix Operating Co., Inc., from the Tenant’s obligations under this Lease or alter the primary liability of Equinix Operating Co., Inc., and/or any successor of Equinix Operating Co., Inc., to pay the Rent and to perform all other obligations to be performed by Tenant hereunder. In no event shall the acceptance of any payment by Landlord from any other person be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer will not be deemed consent to any subsequent Transfer. In the event of breach by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Equinix Operating Co., Inc., and/or any successor of Equinix Operating Co., Inc., without the necessity of exhausting remedies against such Transferee or successor. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (i) terminate all and any existing agreements effecting a Transfer, or (ii) operate as an assignment to Landlord of Tenant’s interest under any or all such agreements.

10.4 Colocation. Additionally, Tenant shall have the right, with no consent of Landlord being required or necessary, to enter into subleases, licenses or similar agreements (collectively a “Permitted Agreement”) with a customer (i.e., a person or entity that has entered into an agreement with Tenant, or an affiliate of Tenant, for the provision of telecommunication, colocation or any similar or successor services from the Building (“Customers”), consistent with the custom and practice of the telecommunications industry, to “co-locate” such Customers’ telecommunications equipment within the Building or to otherwise occupy a portion of the Building and to allow such Customers to avail themselves of the services provided by Tenant from the Building consistent with the Permitted Use. Any such Permitted Agreement shall be subject and subordinate in all respects to all of the terms of this Lease but shall not require any prior consent or notice to the Landlord; provided, however, that: (a) no Permitted Agreement shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (b) each Permitted Agreement shall be subject to and subordinate to this Lease and to the rights of Landlord hereunder; (c) each Permitted Agreement shall prohibit the Customer from engaging in any activities on the Tenant Space that are not consistent with the Permitted Use; (d) each Permitted Agreement shall have a term which expires on or prior to the expiration date of the term of this Lease (or the expiration of any extension option if Tenant has irrevocably exercised such extension option) and (e) the Customer’s agreement with respect to the use of a portion of the Building may not violate the terms of this Lease or any Applicable Laws. The Customer shall comply with all Applicable Laws. The Permitted Agreements and the Customers’ rights thereunder shall be subject and subordinate at all times to the Lease and all of its provisions, covenants and conditions.

10.5 Permitted Subleases. Additionally, Tenant shall have the right, with no consent of Landlord being required or necessary, to enter into subleases or similar agreements (collectively a “Permitted Sublease”) with a sublessee to provide to customers of such sublessee telecommunication, colocation or any similar or successor services from the Building, consistent with the custom and practice of the telecommunications industry and consistent with the Permitted Use. Any such Permitted Sublease shall not require any prior consent or notice to the Landlord; provided, however, that: (a) no Permitted Sublease shall in any way discharge or diminish any of the obligations of Tenant to Landlord under this Lease and Tenant shall remain directly and primarily liable under this Lease; (b) each Permitted Sublease shall be subject to and subordinate to this Lease and to the rights of Landlord hereunder; (c) each Permitted Sublease shall prohibit the sublessee from engaging in any activities on the Tenant Space that are not consistent with the Permitted Use; (d) each Permitted Sublease shall have a term which expires on or prior to the expiration date of the term of this Lease (or the expiration of any extension option if Tenant has irrevocably exercised such extension option); (e) each Permitted Sublease may not violate the terms of this Lease or any Applicable Laws; and (f) each Permitted Sublease shall be substantially on a form from time to time reasonably approved by Landlord. In the event that any customer of Tenant desires to become a sublessee under a Permitted Sublease, and desires that Landlord agree to execute a commercially reasonable recognition and non-disturbance agreement with such sublessee, then, in such event, such sublessee, the form of sublease, and the form of recognition and non-disturbance agreement shall all be subject to Landlord’s consent and approval, not to be unreasonably withheld, conditioned or delayed; by way of illustration and not limitation, Landlord may condition its consent and approval upon: (x) Landlord being granted the right to relocate such sublessee to another reasonable location within the Data Center Suites at the sublessee’s or Tenant’s sole cost and expense, and (y) Landlord not being deemed (by virtue of such agreement) to have agreed to take on any of Tenant’s obligations and/or duties, vis a vis the sublessee under such Permitted Sublease. In the event that Landlord does, in fact, consent to and approve such items, Landlord agrees that it will counter-execute and deliver the agreed upon form of recognition and non-disturbance agreement once the document, having been duly executed by Tenant and the proposed sublessee, is received by Landlord.

10.5.1 In connection with the foregoing request for approval of the recognition and non-disturbance agreement, Landlord and Tenant agree that Landlord shall provide its consent (or objections) with regard to Tenant’s (or the proposed sublessee’s) requests for modifications to the form of such agreement within ten (10) business days after Landlord’s receipt of such request (in which case the submission and review process shall start again). In the event that Landlord has failed to provide its consent (or objections) within the prescribed ten (10) business day period, Landlord will be deemed to have consented with regard to the inclusion of such modifications in the recognition and non-disturbance agreement; provided that (i) the e-mailed request for such modifications contains the phrase “RESPONSE IS REQUIRED WITHIN TEN BUSINESS DAYS AFTER LANDLORD’S RECEIPT HEREOF”, in all capital letters (no smaller than sixteen (16) point font) in a conspicuous location in the text of the relevant e-mail message to Landlord; and (ii) in the event that Landlord has not responded within the applicable notice period, Tenant agrees to provide Landlord one (1) additional e-mailed notice and one (1) additional business day in which to respond, prior to such deemed approval taking effect. The foregoing notwithstanding, the above-described time periods and deemed approval conditions shall not apply in the event that (a) there is any Holder at the time of the relevant request, and (b) Holder consent and/or approval is required with regard to such request for approval of the recognition and non-disturbance agreement; in which case, Landlord will promptly seek any required approvals from the relevant Holder(s) and will diligently continue to use commercially reasonable efforts to pursue the same

11.	ESTOPPEL CERTIFICATES.

11.1 Estoppel Certificate by Tenant. At any time and from time to time, within ten (10) days after written request by Landlord, Tenant shall execute, acknowledge and deliver to Landlord a statement in writing certifying all matters reasonably requested by Landlord or any current or prospective purchaser, or the Holder of any Security Document. Tenant acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any prospective purchaser of the Building or the Property or by any prospective mortgagee or other like encumbrancer thereof or any assignee of any such encumbrance upon the Building or the Property.

11.2 Estoppel Certificate by Landlord. At any time and from time to time, within ten (10) days after written request by Tenant, Landlord shall execute, acknowledge and deliver to Tenant a statement in writing certifying all matters reasonably requested by Tenant or any current or prospective transferee, or purchaser of Tenant or any current or prospective lender to Tenant or transferee, including without limitation the nature of known defaults by Tenant under the Lease, if any. Landlord acknowledges and agrees that it understands that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by any current or prospective transferee, or purchaser of Tenant, or any current or prospective lender to Tenant or transferee.

12.	SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS.

12.1 Subordination and Attornment. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any mortgagee or beneficiary with a mortgage or deed of trust encumbering the Property or any portion thereof, or any lessor of a ground or underlying lease with respect to the Property or any portion thereof (any such mortgagee, beneficiary or lessor, a “Holder”), this Lease will be subject and subordinate at all times to: (i) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Property; (ii) the lien of any mortgage, deed or deed of trust which may now exist or hereafter be executed affecting the Property or any portion thereof; (iii) all past and future advances made under any such mortgages, deeds or deeds of trust; and (iv) all renewals, modifications, replacements and extensions of any such ground leases, master leases, mortgages, deed and deeds of trust (collectively, “Security Documents”) which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items, subject to the terms of Section 12.3, below; provided, however, as a condition to Tenant’s agreement hereunder to subordinate Tenant’s interest in this Lease to any future Security Document not effective as of the Effective Date of this Agreement, Landlord shall obtain from the applicable Lender a subordination, non-disturbance and attornment agreement in recordable form that is reasonably acceptable to Tenant (any such agreement, an “SNDA”). Notwithstanding the foregoing, Landlord reserves the right to subordinate any such Security Documents to this Lease. In the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), at the election of Landlord’s successor in interest, Tenant agrees to attorn to and become the tenant of such successor, in which event Tenant’s right to possession of the Property will not be disturbed as long as Tenant is not in default under this Lease. Tenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Tenant Space by reason of any termination or foreclosure of any such Security Documents.

12.1.1 Landlord hereby represents and warrants that as of the Effective Date, the Property is not encumbered by a mortgage, deed of trust or other Security Document.

12.2 Mortgagee and Ground Lessor Protection. Tenant agrees to give each Holder, by registered or certified mail, or by overnight courier, a copy of any notice of default served upon the Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing of the address of such Holder (hereafter, a “Noticed Holder”). Tenant further agrees that prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, any Noticed Holder shall have the same time periods (i.e., within Landlord’s time periods) set forth in this Lease, or as otherwise set forth in the SNDA, for which to cure or correct such default.

12.3 SNDA. At any time that the Building is made subject to any Security Document(s) (including, without limitation, prior to the date hereof), Landlord shall use commercially reasonable good faith efforts to cause the Holder (or prospective Holder) to deliver to Tenant an SNDA, providing in part that so long as Tenant is not in default under this Lease after the expiration of any applicable notice and cure periods, Tenant may remain in possession of the Tenant Space under the terms of this Lease, even if the mortgagee or its successor should acquire Landlord’s title to the Building. The foregoing obligation shall apply if the Building is currently subject to any Security Document(s), and Landlord shall use commercially reasonable efforts to cause the Holder (or prospective Holder) to deliver to Tenant an SNDA prior to the Commencement Date. Notwithstanding anything herein to the contrary, the subordination of this Lease to any Security Document hereafter placed upon the Building and Tenant’s agreement to attorn to the Holder as provided in this Section 12 shall be conditioned upon the Holder entering into an SNDA. Tenant covenants and agrees to execute and deliver, within ten (10) days of receipt thereof, an SNDA.

13.	SURRENDER OF TENANT SPACE; HOLDING OVER.

13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space, Tenant shall, subject to the provisions of this Article 13 and Section 7.4, quit and surrender possession of the Tenant Space to Landlord in good working order and clean condition, reasonable ordinary wear and tear, and damage due to Casualty and Taking excepted.

13.2 Tenant’s Personal Property. Upon the expiration or earlier termination of this Lease, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender possession of the Tenant Space to Landlord. In connection therewith, Tenant shall, at its sole cost and expense, on or before the date of expiration or earlier termination of this Lease, have removed all of the Tenant’s Personal Property which Tenant is required to or has chosen to remove from the Tenant Space in accordance with Section 7.4 hereof, and Tenant shall have complied with the standards of removal and restoration more particularly set forth in Section 7.4.3 thereof. In the event any items of Tenant’s Personal Property remain in the Tenant Space after the expiration or earlier termination of this Lease, then, in addition to the rights and remedies given to Landlord in Section 7.4 hereof in respect to Tenant’s Personal Property not properly removed, Landlord shall have the alternative right, at Landlord’s election, to treat any or all of Tenant’s Personal Property remaining in the Tenant Space as having been abandoned to the Landlord. In such case, Landlord shall have the right to treat such abandoned property as its own and to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant.

13.3 Holding Over. If Tenant should remain in possession of all or any portion of the Tenant Space after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space), without the execution by Landlord and Tenant of a new lease or an extension of the Term of this Lease, then Tenant shall be deemed to be occupying the entire Tenant Space as a tenant-at-sufferance, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord a monthly Base Rent in an amount equal to one hundred fifty percent (150%) of the Base Rent and Additional Rent payable by Tenant to Landlord during the last month of the Term of this Lease. The monthly rent payable for such holdover period shall in no event be construed as a penalty or as liquidated damages for such retention of possession, nor shall such monthly rent be considered to be any form of consequential or special damages related to such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. Notwithstanding any provision to the contrary contained herein, Landlord expressly reserves the right to require Tenant to surrender possession of the Tenant Space upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity to evict Tenant and collect damages in connection with any such wrongful holdover after notice from Landlord (including incidental and consequential damages sustained by virtue of Tenant’s wrongful holding over after notice from Landlord).

13.4 Survival. The provisions of this Article 13 shall survive the expiration or early termination of this Lease.

14.	WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS.

14.1 Waiver. To the fullest extent permitted by law, Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of, and waives all claims it may have against the Landlord Group for damage to or loss of property (including, without limitation, consequential damages, loss of profits and intangible property) or personal injury or loss of life or other damages of any kind resulting from the Property, the Building or the Tenant Space or any part thereof becoming out of repair, by reason of any repair or alteration thereof, or resulting from any accident within the Property, the Building or the Tenant Space or on or about any space adjoining the same, or resulting directly or indirectly from any act or omission of any person, or due to any condition, design or defect of the Property, the Building or the Tenant Space, or any space adjoining the same, or the mechanical systems of the Building, which may exist or occur, whether such damage, loss or injury results from conditions arising upon the Tenant Space or upon other portions of the Building, or from other sources or places, and regardless of whether the cause of such damage, loss or injury or the means of repairing the same is accessible to Tenant; provided, however, that, subject to Section 9.3 and Section 14.3, such assumption and waiver shall not apply to the extent such claims are caused by the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group. Except to the extent cause caused by the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group, Tenant further waives any claim for damages for any injury to Tenant’s business or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Tenant Space or any other loss occasioned by Landlord’s entry under the terms of Section 18.16 below. Tenant agrees that Landlord will not have any responsibility or liability for any damage to Tenant’s equipment or interruption of Tenant’s operations, which is caused by any other occupant of the Building or the Property or the employees, agents, contractors, technicians, representatives, customers, co-locators or invitees of any such occupant.

14.2 Indemnifications.

14.2.1 Subject to the terms of Section 9.3, and except to the extent caused by the active negligence (defined below), gross negligence or willful misconduct of Landlord or any other member of the Landlord Group, as determined by a court of competent jurisdiction, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the Landlord Group from and against (and to reimburse Landlord and the Landlord Group for) any and all claims, actions, suits, proceedings, losses, damages, obligations, liabilities, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees, legal costs, and other reasonable costs and expenses of defending against any claims, actions, suits, or proceedings) (collectively, “Claims”) arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to): (i) the use or occupancy of the Tenant Space or any portion of the Building or the Property by (A) Tenant or any person claiming by, through or under Tenant or any other Tenant Party*, or (B) any Customer or any person claiming by, through or under any Customer, its partners, and their respective officers, agents, servants or employees of Tenant or any such person (collectively, the “Colocating Parties”); (ii) the gross negligence or willful misconduct of Tenant or any Tenant Parties with respect to the Tenant Space, the Building or the Property, (iii) the acts or omissions of any Customer or any Colocating Parties; (iv) any malfunctioning of Tenant’s security system that causes Landlord’s security system to malfunction (which would not have occurred but for the installation of Tenant’s security system being added to the Shared Space)**, (v) Tenant’s failure to surrender the Tenant Space upon the expiration or any earlier termination of this Lease or the termination of Tenant’s right to possess the Tenant Space in accordance with the terms of this Lease (including, without limitation, costs and expenses incurred by Landlord in returning the Tenant Space to the condition in which Tenant was to surrender and Claims made by any succeeding tenant founded on or resulting from Tenant’s failure to surrender the Tenant Space); and (vi) any Permitted Agreement. In the event that any action or proceeding is brought against Landlord or any member of the Landlord Group by reason of any such Claim, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s cost and expense by counsel reasonably approved by Landlord. Tenant’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. This indemnity provision shall survive the termination or expiration of this Lease. For the purposes of this Section 14.2.1 and Section 14.2.2 below, the term “active negligence” shall mean and refer to a negligent act in which the party at fault has personally participated and which constitutes the violation of a duty expressly provided by this Lease.

* For the avoidance of doubt, Landlord and Tenant hereby agree that the indemnification contained in (i) above applies to Claims (a) by, through or related to any third (3rd) party who owns or holds any ownership interest (including lien rights) in any item or portion of Tenant’s Personal Property; and (b) by Tenant or any other Tenant Party (or any individual accessing the Tenant Space on any Tenant Party’s behalf) for bodily injury occurring in, on or around the Tenant Space, the Building or otherwise on or at the Property.

** For avoidance of doubt, Landlord and Tenant hereby agree that the indemnification contained in (iv) above does not apply to any Claims arising from (or alleged to arise from) any exercise by Landlord of its right under Section 17 below to tie into (i.e., interface with and receive the video content directly from) any of Tenant’s Shared Space cameras.

14.2.2 Subject to the terms of Section 9.3 above, and except to the extent caused by the active negligence, gross negligence or willful misconduct of Tenant, as determined by a court of competent jurisdiction, Landlord hereby agrees to indemnify, defend, and hold harmless Tenant and the Tenant Group from and against (and to reimburse Tenant and the Tenant Group for) any and all Claims arising from, in connection with, or in any manner relating to (or alleged to arise from, to be in connection with, or to be in any manner related to) the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group with respect to the Tenant Space, the Building or the Property. In the event that any action or proceeding is brought against Tenant or any of the Tenant Group by reason of any such Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant. Landlord’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Tenant Space and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord. This indemnity provision shall survive the termination or expiration of this Lease.

14.3 Consequential Damages. Except for the indemnification obligations expressly set forth in Section 14.2 and this Section 14.3, and except as stated in Section 13.3 hereof, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for consequential damages, incidental damages, indirect damages or special damages, or for loss of profit, loss of business opportunity or loss of income. The foregoing notwithstanding, with regard to each sub-lessee, customer or other person or entity to which Tenant, any Tenant Affiliate, or any Transferee provides goods or services, which are in any way related to or associated with the use of the Tenant Space, including, but not limited to, those (now or hereafter) conducting transactions or other operations by or through or in connection with equipment located within the Tenant Space (collectively, “Tenant Space Customers”), Tenant hereby agrees, except to the extent caused by the gross negligence or willful misconduct of Landlord or any other member of the Landlord Group, to indemnify and hold Landlord and the other members of the Landlord Group harmless with regard to (and to reimburse Landlord and any other members of the Landlord Group for) any and all claims by, through, or under any Tenant Space Customer which are related to the use of the Tenant Space or equipment located within the Tenant Space, for, or with regard to, any and all types of consequential damages, incidental damages, indirect damages or special damages, or for loss of profit, loss of business opportunity or loss of income related to any use of the Tenant Space or equipment located within the Tenant Space.

14.4 Liens. Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Tenant Space, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Tenant, and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Tenant shall require each contractor which it engages to perform any improvements or alterations within the Tenant Space or elsewhere in the Building or the Property, to acknowledge and agree in writing that it is performing its work under its agreement with Tenant solely for the benefit of Tenant and that Tenant is not acting as Landlord’s agent. Any mechanics’ lien filed against the Tenant Space, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged or bonded by Tenant within ten (10) days after the filing of the lien; such bonds shall the meet the criteria for a Lien Bond more particularly set forth in Section 15.3 of Exhibit E hereto.

15.	TENANT DEFAULT.

15.1 Events of Default by Tenant. Each of the following acts or omissions of Tenant or occurrences shall constitute an “Event of Default”:

15.1.1 Any failure or refusal by Tenant to timely pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof, within five (5) days following written notice that the same is delinquent.

15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease to be performed or observed by Tenant (other than those described in Section 15.1.1 above or Sections 15.1.3 or 15.1.4 below) if such failure continues for a period of thirty (30) days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within thirty (30) days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within ten (10) days following receipt of such written notice and thereafter diligently continues to prosecute the curing thereof to completion following such written notice.

15.1.3 The filing or execution or occurrence of any one of the following: (i) a petition in bankruptcy or other insolvency proceeding by or against Tenant, (ii) a petition or answer seeking relief under any provision of the Bankruptcy Act, (iii) an assignment for the benefit of creditors, (iv) a petition or other proceeding by or against Tenant for the appointment of a trustee, receiver or liquidator of Tenant or any of Tenant’s property, or (v) a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any other instance whereby Tenant or any general partner of Tenant shall cease doing business as a going concern; provided, however, in each of the foregoing subsections, such order, judgment or decree (entered as a result of a petition or proceeding) shall remain undischarged or unstayed sixty (60) days after it is entered.

15.1.4 Any failure by Tenant to execute and deliver any statement or document described in either Article 11 or Section 12.1 requested to be so executed and delivered by Landlord within the time periods specified therein applicable thereto, where such failure continues for five (5) days after delivery of written notice of such failure by Landlord to Tenant.

15.1.5 The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2 Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the remedies:

15.2.1 Accelerate all rent payments due under this Lease; the present value of which shall then become immediately due and payable less what the Tenant can show Landlord could have avoided if Landlord used reasonable efforts, to the extent required by Applicable Law, to mitigate its damages.

15.2.2 Terminate this Lease following written notice to Tenant, in which event Tenant shall immediately surrender the Tenant Space to Landlord, and if Tenant fails so to do, then Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Tenant Space and expel or remove Tenant and any other person who may be occupying such Tenant Space or any part thereof, by any lawful means without being liable for prosecution or any claim of damages therefor, and Tenant agrees to pay to Landlord on demand the amount of all loss and damage which Landlord may suffer by reason of such termination, whether through inability to relet the Tenant Space on satisfactory terms or otherwise.

15.2.3 Enter upon and take possession of the Tenant Space and expel or remove Tenant and any other person who may be occupying such Tenant Space or any part thereof, by any lawful means without being liable for prosecution or any claim for damages therefor, and relet the Tenant Space for such terms ending before, on or after the expiration date of the Term, at such rentals and upon such other conditions (including concessions and prior occupancy periods) as Landlord in its sole discretion may determine, and receive the rent therefor; and Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. Landlord shall use reasonable efforts to mitigate its damages, as required by Applicable Law. If Landlord is successful in reletting the Tenant Space at rent that is in excess of that agreed to be paid by Tenant pursuant to the terms of this Lease, Landlord and Tenant each mutually agree that Tenant shall not be entitled, under any circumstances, to such excess rent, and Tenant does hereby specifically waive any claim to such excess rent.

15.2.4 Enter upon the Tenant Space, by any lawful means without being liable for prosecution or any claim for damages therefor, and do whatever Tenant is obligated to do under the terms of this Lease; and Tenant agrees to reimburse Landlord on demand for any actual and reasonable out-of-pocket expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, and Tenant further agrees that Landlord shall not be liable for any damages resulting to Tenant from such action, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, representatives or employees.

15.2.5 Whether or not Landlord retakes possession of or relets the Tenant Space, Landlord shall have the right to recover unpaid rent and all damages caused by Tenant’s Event of Default, including reasonable attorneys’ fees. Damages shall include, without limitation, all rentals lost and all reasonable legal expenses and other related costs incurred by Landlord in connection with Tenant’s Event of Default, less any net rents obtained by Landlord in mitigating its losses taking into account all costs incurred by Landlord in restoring the Tenant Space to good order and condition, or in remodeling, renovating or otherwise preparing the Tenant Space for reletting, all costs (including without limitation any brokerage commissions) incurred by Landlord, plus interest thereon from the date of expenditure (in the case of a reimbursement owing by Tenant to Landlord hereunder), or from the date the failure of Tenant to make such payment to Landlord became an Event of Default under Section 15.1 above (in the case of any installment of rent or other payment owing by Tenant to Landlord hereunder other than a reimbursement) until fully repaid at the Default Rate.

15.2.6 Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law, such remedies being cumulative and non-exclusive, nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants contained in this Lease. No act or thing done by Landlord or its agents during the Term shall be deemed a termination of this Lease or an acceptance of the surrender of the Tenant Space, and no agreement to terminate this Lease or accept a surrender of said Tenant Space shall be valid unless in writing signed by Landlord. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants contained in this Lease. Landlord’s acceptance of the payment of rent or other payments due hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such Event of Default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default or of Landlord’s right to enforce any such remedies with respect to such Event of Default or any subsequent Event of Default.

16.	LANDLORD’S LIABILITY.

16.1 Landlord Default. In the event that Landlord shall fail to perform any obligation of Landlord to be performed under this Lease, Tenant’s sole and exclusive remedies for any such failure shall be an action for money damages (subject to Sections 14.1 and 14.3), specific performance and/or injunctive relief (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord and/or upon rental due to Landlord or granting Tenant a right to terminate this Lease upon a default by Landlord); provided, however, that Landlord shall not be in default hereunder (and Tenant shall have no right to pursue any such claim for damages in connection with any such failure) unless and until Tenant shall have delivered to Landlord a written notice specifying such default with particularity, and Landlord shall thereafter have failed to cure such default within thirty (30) days (or, if the nature of Landlord’s obligation is such that more than thirty (30) days are reasonably required for its performance, then not unless Landlord shall have failed to commence such performance of such cure within such thirty (30) day period and thereafter diligently continue to pursue the same to completion). In the event Landlord’s failure to perform an obligation of Landlord to be performed under this Lease materially adversely affects Tenant’s use of the Tenant Space for the Permitted Use, Landlord shall commence to cure such default within ten (10) business days following receipt of written notice from Tenant of such default, and in the event of an emergency, shall commence to cure such default within twenty-four (24) hours following receipt of written notice from Tenant of such default, and shall diligently pursue the curing thereof to completion. Unless and until Landlord shall have so failed to so cure any such failure after such notice, Tenant shall not have any remedy or cause of action by reason thereof. Except as expressly set forth in this Lease, in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease.

16.1.1 Tenant Self-Help. If Landlord fails to perform or to commence and diligently pursue its repair and/or maintenance obligations under Section 7.1 or elsewhere in this Lease within thirty (30) days following notice from Tenant of same (or such shorter period of time if an emergency exists that prevents Tenant from accessing the Tenant Space or that may result in injury to persons or actual damage to property), then Tenant shall have the right, but shall not be obligated, to perform all such repairs or maintenance (“Tenant Self-Help”); provided, however, in any event where Tenant intends to exercise its rights contained herein with regard to equipment located outside of the Tenant Space, Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the Landlord Group from and against (and to reimburse Landlord and the Landlord Group) for any and all Claims arising directly from Tenant’s gross negligence or willful misconduct in the performance of Tenant Self-Help in any portion of the Building or the Property by Tenant or any other Tenant Party or any person engaged by Tenant or any other Tenant Party to perform such Tenant Self-Help. Any amounts actually expended by Tenant to reasonably effect such repair and/or maintenance shall be reimbursed by Landlord to Tenant within thirty (30) days after receipt of Tenant’s written demand therefor. If Landlord, within thirty (30) days of such written demand, neither reimburses such amount nor provides written notice to Tenant that Landlord disputes such amount or the legal or factual basis for Tenant’s demand, then (and not otherwise) Tenant shall have the right to offset such amount against Rent.

16.2 Landlord’s Liability. In consideration of the benefits accruing under this Lease to Tenant and notwithstanding anything to the contrary in this Lease or in any exhibits, riders, amendments, or addenda to this Lease (collectively, the “Lease Documents”), it is expressly understood and agreed by and between the parties to this Lease that: (i) the recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents, or (b) any matter relating to Tenant’s occupancy of the Tenant Space (collectively, the “Landlord’s Lease Undertakings”), shall be limited solely to an aggregate amount of Landlord’s interest in the Property not to exceed an amount equivalent to a thirty percent (30%) equity interest in the Property; (ii) other than Landlord’s interest in the Property, Tenant shall have no recourse against any other assets of the Landlord Group (as defined in the Basic Lease Information); (iii) except to the extent of Landlord’s interest in the Property, no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings or any alleged breach thereof is assumed by, or shall at any time be asserted or enforceable against, the Landlord Group, and (iv) at no time shall Landlord be responsible or liable to Tenant or any Tenant Party for any lost profits, lost economic opportunities or any form of consequential damages as the result of any actual or alleged breach by Landlord of Landlord’s Lease Undertakings.

16.3 Transfer of Landlord’s Interest. Landlord shall have the right, from time to time, to assign its interest in this Lease in whole or, to a wholly owned subsidiary, in part. Notwithstanding the foregoing, in connection with any assignment in part to a wholly-owned subsidiary, (i) Landlord shall provide a written notice to Tenant specifying the rights and obligations so assigned and (ii) Landlord shall guaranty the performance of the obligations assigned to such wholly-owned subsidiary; provided, however, Landlord’s maximum liability under such guaranty shall not exceed the maximum liability it would have had under this Lease if such obligations had not been assigned. Landlord, and each successor to Landlord, shall be fully released from the performance of Landlord’s obligations under the Lease Documents arising after the date of such transfer of Landlord’s interest in the Property to a third party (and such third party shall be deemed to have assumed such obligations). Landlord shall not be liable for any obligation under the Lease Documents arising after the date of such transfer of its interest in the Property (and such third party shall be deemed to have assumed such obligations), and Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease for all obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord may transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security. Except as set forth in this Section 16.3, this Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee. Notwithstanding the foregoing, Landlord agrees that it will not assign this Lease (or any part of same) prior to the Commencement Date, except that the foregoing prohibition shall not be deemed to prohibit or affect Landlord’s otherwise existing ability to assign this Lease (or any part of same) to an affiliate of Landlord and/or to any Holder or to affect any Holder’s ability to assign this Lease in accordance with its relevant Security Documents.

17. TENANT’S SECURITY. As between Landlord and Tenant, Landlord and Tenant acknowledge and agree that Landlord shall not be obligated to provide security for the Building. In that connection, Tenant shall have the right, but shall not be obligated, to (at its sole cost and expense) provide security for the Tenant Space and the Shared Space (including the installation of surveillance cameras). The foregoing notwithstanding, Landlord shall have the right to reasonably approve the Shared Space locations of all such cameras, and shall have the right to tie into (i.e., interface with and receive the video content directly from) all such Shared Space cameras.

18.	MISCELLANEOUS.

18.1 Severability. If any term or other provision of this Lease is determined by any court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any legal requirement, all other terms and provisions of this Lease shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, Landlord and Tenant shall negotiate in good faith a new provision, to replace the invalid, illegal or unenforceable provision, that, as far as legally possible, (a) most nearly reflects the intent of Landlord and Tenant, (b) restores this Lease as closely as possible to its original intent and effect, and (c) results in the economic and legal substances of the transactions contemplated hereby not being affected in any manner materially adverse to Landlord or Tenant.

18.2 No Waiver. The covenants and obligations of Tenant and Landlord pursuant to this Lease shall be independent of performance by the other of its covenants and obligations pursuant to this Lease. No failure or delay by either Tenant or Landlord to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Lease, or to exercise any right or remedy available upon such non-performance, will constitute a waiver, and no breach or failure by such party to perform will be waived, altered or modified, except by written instrument signed by such party against whom enforcement is sought.

18.3 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non-prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs (including, without limitation, all expense reimbursements, expert witness fees and litigation costs). In addition, if it should otherwise be necessary or proper for Landlord to consult an attorney concerning this Lease for the review of instruments evidencing a proposed Transfer and/or any proposed sublease, subordination agreement and/or any documentation related to Section 5.2, above, and/or for the purpose of collecting Rent, Tenant agrees to pay to Landlord its reasonable attorneys’ fees whether suit be brought or not, to the extent such fees exceed $1,000.00. The parties further agree that their agreement and associated obligation to pay any such attorneys’ fees shall survive the expiration or termination of this Lease.

18.4 Waiver of Right to Jury Trial. IN ORDER TO LIMIT THE COST OF RESOLVING ANY DISPUTES BETWEEN THE PARTIES, AND AS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS LEASE, TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

18.5 Headings; Time; Survival. The headings of the Articles, Sections and Exhibits of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. In all instances where Tenant is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of Tenant accruing prior to the expiration or termination of this Lease shall survive the expiration or termination of this Lease, and Tenant shall promptly perform all such obligations whether or not this Lease has expired.

18.6 Notices. Any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, (iii) facsimile (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), or (iv) email (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord, at the address specified in Item 11 of the Basic Lease Information, or if for Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) when delivered (if delivered by hand or personal service), (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, (c) the date the facsimile is transmitted, or (d) the date the e-mail is transmitted.

18.7 Governing Law; Jurisdiction. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. In addition, each of Landlord and Tenant hereby submits to local jurisdiction in the state in which the Property is located and agrees that any action by one against the other shall be instituted in the state in which the Property is located and that each shall have personal jurisdiction over the other for any action brought by one against the other in the state in which the Property is located.

18.8 Incorporation; Amendment; Merger. This Lease, along with any exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Tenant Space, and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Tenant Space are merged herein or revoked hereby. For the avoidance of doubt, Landlord and Tenant hereby agree that (i) this Lease relates exclusively to the Tenant Space, and (ii) the provisions herein do not supersede the terms of any other agreement between Landlord and Tenant related to matters other than the Tenant Space.

18.9 Brokers. Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Lease other than the brokers specified in Item 13 of the Basic Lease Information. Landlord and Tenant shall each indemnify, defend (with legal counsel reasonably acceptable to the other) and hold harmless the other party from and against all claims (including attorneys’ fees and all litigation expenses) related to any claim made by any other person or entity for any commission or other compensation in connection with the execution of this Lease or the leasing of the Tenant Space to Tenant if based on an allegation that claimant dealt through the indemnifying party. The provisions of this Section 18.9 shall survive the termination of this Lease.

18.10 Examination of Lease. This Lease shall not be binding or effective until each of the parties hereto have executed and delivered an original or counterpart hereof to each other.

18.11 Recordation. Neither Tenant nor any person or entity acting through, under or on behalf of Tenant shall record or cause the recordation of this Lease; provided, however, Tenant shall have the right (but not the obligation), at its sole cost and expense, to record a short form memorandum of this Lease in a form reasonably acceptable to Landlord.

18.12 Authority. Each of Landlord and Tenant represents to the other party that the person executing this Lease on its behalf is duly authorized to execute and deliver this Lease pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Lease is being executed on its behalf and for its benefit.

18.13 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

18.14 Force Majeure. A party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by any reason beyond the reasonable control of the party obligated to perform such obligations, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (collectively, “Force Majeure”). The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time it is delayed in performing such obligation by reason of any Force Majeure occurrence whether similar to or different from the foregoing types of occurrences. The foregoing notwithstanding, as it relates to Landlord’s completion and delivery of the Project Work, Landlord shall be permitted the excuse of Force Majeure delay with regard to the occurrence of weather only to the extent that such weather-related delays (either due to the severity, frequency or duration thereof) were not reasonably foreseeable on the Effective Date.

18.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any person or entity other than Tenant, and no other parties shall have any rights hereunder as against Landlord.

18.16 Access by Landlord. Landlord, Landlord’s agents and employees shall have the full right to access at all times to the 2020 Parking Garage so that it may use, operate and rent the same. Landlord, Landlord’s agents and employees shall have the right to enter upon any and all parts of the Tenant Space and the Shared Space at any reasonable time upon prior reasonable written notice (except in the case of an emergency when oral notice may be given to on-site personnel, but Landlord shall use commercially reasonable efforts to give prior written notice to Tenant and be accompanied by a representative of Tenant) to gain access to Landlord’s switch panel located in the basement switch room, examine the condition thereof, to make any repairs, alterations or additions required to be made by Landlord hereunder, to show the Tenant Space to prospective purchasers or prospective tenants (but only to such prospective tenants during the last year of the Term of the Lease) or mortgage lenders (prospective or current), to determine whether Tenant is complying with all of its obligations under this Lease, to exercise any of Landlord’s rights or remedies hereunder and for any other purpose deemed reasonable by Landlord (and in all instances, Tenant’s representative shall be allowed to accompany Landlord during any such access). In connection with Landlord’s rights hereunder, Landlord shall at all times have and retain a key with which to unlock the outer access door(s) for each Datacenter Suite, each stairwell door in the Building, each exterior door of the Building and each exterior or interior door in the roof levels, basement level and levels 1, 2 and 3/4 of the Building. Notwithstanding anything herein to the contrary, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries, and shall at all times abide by Tenant’s reasonable security procedures during such entries, provided Landlord has prior written notice of such security procedures. Landlord reserves the right to use in common with Tenant any risers of the Building for the installation of any Landlord-owned conduits, wires, cables, pipes or equipment, except to the extent such use of risers in the Building would materially interfere with Tenant’s business operations.

18.17 Rights Reserved by Landlord. For the avoidance of doubt, but without negating any of the rights, duties and/or obligations expressly set forth herein, this Lease shall not be deemed to convey any ownership rights or mineral interest rights in the Property to Tenant.

18.18 Signage Rights. Except as otherwise expressly provided in this Section 18.18, Tenant shall, during the Term of this Lease, have the exclusive right to place any signage within the Tenant Space and on the exterior of the Tenant Space, subject to (a) compliance with applicable laws and governmental requirements, and (b) prior approval by Landlord, not to be unreasonably withheld, conditioned or delayed, of any such signage that Tenant proposes to place on the exterior of the Tenant Space. Except as otherwise expressly provided in this Section 18.18, Landlord shall not have the right to place any signage on the exterior of the Building during the Term of this Lease, unless specifically approved by Tenant, which approval may be withheld in Tenant’s sole and absolute discretion. The foregoing notwithstanding, (x) Landlord shall have the right to install standard parking and instructional/directional signage on the exterior of the Building in compliance with Applicable Law, and (y) the initial name of the Building, which Landlord reserves the right to change from time to time with Tenant’s prior approval, not to be unreasonably withheld, conditioned or delayed, will be the 2020 Fifth Avenue Building. Without limiting the foregoing, Tenant may withhold its approval for any change of the Building’s name to one which includes the name of any competing company reasonably identified by Tenant.

18.19 Counterparts; Delivery by Facsimile or E-mail. This Lease may be executed simultaneously in two or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the delivery of an executed copy of this Lease by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

18.20 Confidentiality. Each party agrees that (i) the terms and provisions of this Lease are confidential and constitute proprietary information of the parties and (ii) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers and attorneys to not disclose any term or provision of this Lease to any other person without first obtaining the prior written consent of the other party, except that each party shall have the right to disclose such information for valid business, legal and accounting purposes (including but not limited to the financing of the Building) and/or if advisable under any applicable securities laws regarding public disclosure of business information. The foregoing notwithstanding, each of Tenant and Landlord reserves the right to post a press release or press releases (in the form reasonably approved by the other), that discloses the fact that Landlord and Tenant have entered into a lease; provided that same does not disclose the location, economics or square footage related hereto. Any references in such press release or press releases, in excess of the fact that Landlord and Tenant have entered into a lease, require approval by Tenant, which Tenant may withhold in its sole and absolute discretion.

18.21 Each of Landlord and Tenant hereby represents, warrants, and covenants that it and its subsidiaries, owners, partners, officers, directors, employees, agents, representatives, and to the best of their knowledge after commercially reasonable inquiry, their respective contractors and subcontractors, are fully aware of the provisions of the United States Foreign Corrupt Practices Act (“FCPA”), 15 U.S.C. §§78dd-1, et seq., as amended regarding, among other things, payments to government officials, and that they will perform the their respective obligations under this Lease in compliance with the FCPA and all applicable international, federal, state and local laws, including but not limited to all bribery and corruption laws.

18.22 Incorporation of Schedules and Exhibits. All of the terms and conditions of all of the Schedules and Exhibits to this Lease are hereby incorporated into this Lease. Additional definitions appearing in any Schedules or Exhibits of this Lease will have the same meaning herein, except as the context may otherwise require.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the respective dates set forth below to be effective as of the Effective Date.

LANDLORD:

2020 FIFTH AVENUE LLC, a Delaware limited liability company

By:	CLISE & HAMMER HOLDINGS I LLC,
a Washington limited liability company, as its member

	By:	Clise Properties, Inc.,
a Washington corporation
Its Manager

		By:	/s/ A.M. Clise
A.M. Clise, Chairman and CEO

By:	DIGITAL 2020 FIFTH AVENUE INVESTOR, LLC a Delaware limited liability company

	By:	Digital Realty Trust, L.P.,
a Maryland limited partnership, its Manager

		By:	Digital Realty Trust, Inc.,
a Maryland corporation, its General Partner

			By:	/s/ Richard Berk
			Name:	Richard Berk
			Title:	VP Portfolio Management

Date:

TENANT:

SWITCH & DATA WA ONE LLC a Delaware limited liability company

By:	/s/ Howard B. Horowitz
Name:	Howard B. Horowitz
Title:	Manager

Date:

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